UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

AirTran Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2007

Dear Stockholder,

On behalf of your board of directors and management, you are cordially invited to attend AirTran Holdings, Inc.’s 2007 Annual Meeting of Stockholders to be held on Wednesday, May 23, 2007, at The Williamsburg Inn, 136 East Francis Street, Williamsburg, Virginia 23185. The meeting will begin at 11:00 a.m., Eastern Daylight Savings Time. This booklet includes the formal notice of meeting and the proxy statement. You will find information regarding admission to the annual meeting and the business to be conducted on the following pages.

Stockholders of record at the close of business on March 30, 2007, are entitled to vote at the annual meeting. Whether or not you plan to attend, we encourage you to read the proxy statement and vote as soon as possible. You may vote by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by following the Internet or telephone voting procedures described on the proxy card. Also, we encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet by following the instructions in this booklet. This electronic means of communication is quick and convenient and can save us a substantial amount of money in printing and postage costs.

If you plan to attend the annual meeting, please indicate your plans when you cast your vote by telephone or Internet, or mark the appropriate box on the proxy card. Admission to the annual meeting will be by ticket only or other proof of stock ownership. Please bring the admission ticket that is printed on, or included with, the proxy card.

Sincerely yours,

Richard P. Magurno Senior Vice President, General Counsel and Secretary

Official Notice of Annual Meeting of Stockholders

TIME	Registration Begins:	10:00 a.m., Eastern Daylight Savings Time
	Meeting Begins:	11:00 a.m., Eastern Daylight Savings Time

DATE	May 23, 2007

PLACE	The Williamsburg Inn 136 East Francis Street Williamsburg, Virginia 23185

ITEM OF BUSINESS	To elect three Class III directors for a term of three years each.

RECORD DATE	You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on March 30, 2007.

FINANCIAL STATEMENTS	Audited financial statements for the year ended December 31, 2006, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in Form 10-K, such portions of which are also contained in the Annual Report included in this mailing.

ANNUAL MEETING ADMISSION	To attend the annual meeting you must have an a valid proof of identification and other proof of beneficial ownership of AirTran Holdings Inc. shares (such as a brokerage statement reflecting your stock ownership as of March 30, 2007).

VOTING BY PROXY	Your vote is important. Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. Your proxy card contains instructions for each of these voting options.

By Order of the Board of Directors,

Richard P. Magurno

April 13, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

AIRTRAN HOLDINGS, INC.

9955 AirTran Boulevard

Orlando, Florida 32827

(407) 251-5600

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

GENER AL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the board of directors of AirTran Holdings, Inc. for the 2007 annual meeting of our stockholders to be held on Wednesday, May 23, 2007, and any adjournment or postponement of the annual meeting. In this proxy statement, we refer to AirTran Holdings, Inc., as “AirTran,” the “Company,” “we,” or “us.”

We are holding our annual meeting of stockholders at The Williamsburg Inn, 136 East Francis Street, Williamsburg, Virginia 23185 on Wednesday, May 23, 2007, at 11:00 a.m., Eastern Daylight Savings Time. We intend to mail this proxy statement and accompanying form of proxy to our stockholders starting on or about April 13, 2007. Our annual report for the year ended December 31, 2006, is being sent to each stockholder of record along with this proxy statement.

ABO UT THE MEETING

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on our performance during the 2006 year and respond to questions from stockholders.

VOTING INFO RMATION

All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate places on the accompanying proxy card, the shares will be voted in accordance with the board’s recommendations which are:

•	FOR the election of J. Veronica Biggins, Robert L. Fornaro, and Alexis P. Michas as Class III directors of the Company for a three-year term.

A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or at the meeting, but without affecting any vote previously taken.

Record Da te

You may vote all shares that you owned as of March 30, 2007, which is the record date for the annual meeting. On March 30, 2007, we had 91,467,469 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

Ownership Of Shares

If your shares are registered directly in your name, you are the holder of record of these shares, and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, give your voting instructions by telephone or by the Internet, or vote in person at the annual meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the annual meeting.

Electronic D elivery

Beginning next year, we intend to deliver annual meeting materials electronically; however, you will be able to elect to receive printed copies of such materials. We anticipate polling our stockholders on their delivery preferences later this year. If your shares are currently registered directly in your name with American Stock Transfer & Trust Company, our stock registrar and transfer agent, you can affirmatively elect now to receive and access future annual meeting materials electronically by going to the website www.amstock.com and clicking on “Stockholder Services” or by following the instructions provided when voting via the Internet. If your shares of Company stock are held in a brokerage account, please refer to the information provided by your bank, broker or nominee for instructions on how to affirmatively elect now to view future annual meeting materials over the Internet.

How To Vote

Your Vote Is Important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern time on Tuesday, May 22, 2007, for all shares held of record. You may vote in one of the following ways:

By Telephone: If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

By Internet: You can also vote your shares by the Internet. Your proxy card indicates the website you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you are an owner in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet.

By Mail: If you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

At The Annual Meeting: The way you vote your shares now will not limit your right to change your vote at the annual meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the board of directors recommends.

Revocation Of Proxies: You can revoke your proxy at any time before your shares are voted if you: (1) submit a written revocation to our corporate secretary; (2) submit a later-dated proxy (or voting instructions if you hold shares in street name); (3) provide subsequent telephone or Internet voting instructions; or (4) vote in person at the meeting.

Quorum An d Required Vote

Quorum: We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that stockholders are entitled to cast are present at the meeting, either in person or by proxy.

Votes Required For Proposals: To elect the Class III directors, a plurality of votes cast is required.

Routine And Non-Routine Proposals: New York Stock Exchange (NYSE) rules determine whether proposals presented at the stockholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner.

If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

Under current New York Stock Exchange rules, the election of directors is a routine item. On October 24, 2006, the New York Stock Exchange filed with the SEC a proposed amendment of NYSE Rule 452 and of corresponding NYSE Listed Company Manual Section 402.08 that would eliminate broker discretionary voting on the election of directors of shares held in client accounts, as currently permitted, when the broker has not timely received voting instructions from the client. The proposed amendment, which is subject to approval by the SEC, will be applicable to proxy voting by NYSE member-firm brokers with respect to stockholder meetings held on or after January 1, 2008, except to the extent that a meeting was originally scheduled to be held in 2007, but was adjourned to 2008.

How We Count Votes: In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

In counting votes on the proposal:

•	We do not count abstentions or broker non-votes, if any, as votes cast for the election of directors, but we do count votes withheld for one or more nominees as votes cast.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the board of directors. Except for Mr. Leonard and Mr. Fornaro, none of our board members is an employee of the Company. The board limits membership of the audit committee, compensation committee, and nominating and corporate governance committee to independent non-management directors. We keep board members informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities, and their participation in board and board committee meetings.

The board of directors has adopted the charters of the board committees, and the Company’s code of conduct and ethics for employees, including our principal executive officer, principal financial officer, and principal accounting officer, which provide the framework for the governance of the Company.

A complete copy of the charters of the board committees and the code of conduct and ethics for directors and employees may be found on the Company’s investor relations website at www.airtran.com. The audit committee charter and the compensation committee charter each are also attached as Appendices to this proxy statement. Copies of these materials also are available without charge upon written request to the corporate secretary of the Company.

Our corporate governance guidelines, as in effect from time-to-time, may be found on our web site, www.airtran.com. The board intends to review its corporate governance principles, committee charters and other aspects of governance annually or more often if necessary to remain current in all aspects of corporate governance.

Our board has adopted a policy to self-evaluate its performance and that of each of its committees on an annual basis.

Summa ry of the Corporate Governance Principles

Independence

We require that a majority of the board of directors consist of independent, non-management directors, who also meet the criteria for independence required by the New York Stock Exchange. Under such rules, a director is independent if he or she does not have a material relationship with the Company. Our board annually evaluates each board member’s independence status.

The board of directors has determined that as of March 31, 2007, seven of the Company’s ten incumbent directors are independent, including under NYSE guidelines: Ms. Biggins and Messrs. Chapman, D’Aloia, Drummond, Fielder, Michas, and Usery. The one non-independent outside director, Mr. Jordan, and the two management directors, Mr. Leonard and Mr. Fornaro, continue to participate in the board’s activities and provide valuable insights and advice. Each member of our compensation, nominating and audit committees is an independent director both under the general definition for board independence as well as any separate independence criteria for service on the applicable committee whether required by the SEC, the New York Stock Exchange or AirTran. Independence requirements for committee service are set forth in the respective committee charters which are posted or our website and are exhibits to this proxy statement.

Under our corporate governance guidelines, our non-management directors will meet quarterly outside of the presence of the management members of our board. The meeting of non-management board members will be chaired by one of the independent members of our board and the chairperson of those meetings will rotate among all independent members of our board based on seniority on our board. The chairperson of each of the next four scheduled meetings will be: Messrs. D’Aloia (May 2007), Michas (July 2007), Chapman (October 2007) and Usery (January 2008).

Stock Ownership

Director Share Ownership

The Company believes that each director should have a personal investment in the Company. Each non-management director (or future non-management director, as the case may be) is required to own at least five thousand (5,000) shares of AirTran common stock within three years of the date of his or her election to the board. Each of our directors with three or more years of service on the board meets our director share ownership requirements. Each non-management director (or future non-management director, as the case may be) must maintain ownership of such number of shares of common stock until such non-management director ceases to serve as a member of the board.

Management Share Ownership

The Company believes that each officer should have a personal investment in the Company. In July 2006, the compensation committee recommended and the board of directors adopted changes to the compensation committee charter, allowing the compensation committee to establish stock ownership policies for the Company’s officers in addition to the existing director share ownership policy (which will now be set and administered by the compensation committee). By July 25, 2009, “senior officers” must hold ten thousand (10,000) shares of common stock and “junior officers” must hold five thousand (5,000) shares of common stock. Future new, or newly promoted, officers must meet the requirements within three years of election or appointment to their position. The Company’s senior officers are its chief executive officer, president and each senior vice president. Each of its other ten officers, none of whom are executive officers for purposes of applicable SEC rules, are junior officers. Each of the chair of the compensation committee and the Company’s chief executive officer may waive or otherwise limit the policy based on hardship, provided that any such action by the chief executive officer must be promptly reported to the chair of the compensation committee.

Annual Meeting Attendance

The board of directors encourages all its members to attend the annual meeting of stockholders. In May 2006, all incumbent director nominees were present at the annual meeting of stockholders.

Com munications by and with Directors

Non-management directors have access to individual members of management and to other employees of the Company on a confidential basis. Directors also have access to Company records and files and directors may contact other directors without informing Company management of the purpose or even the fact of such contact.

The board of directors has provided the means by which either stockholders, employees or other interested parties may send communications to the board or to individual members of the board. Such communications, whether by letter, e-mail or telephone, should be directed to the general counsel of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the general counsel or his designee, may not be forwarded to the directors.

Independent members of our board may be contacted by letter directed to the named member in care of AirTran Airways, Inc., Office of the General Counsel and Corporate Secretary, 9955 AirTran Boulevard, Orlando, Florida 32827. The communication will be sent on to the addressee by our general counsel’s office.

If a stockholder wishes to communicate to the chairperson of the audit committee about a concern relating to the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairperson of the audit committee in care of the Company’s general counsel at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern likewise should be submitted in writing to the chairperson of the ethics committee in care of the Company’s general counsel at the Company’s headquarters address. If the stockholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s general counsel.

Conduct and Ethics

Our code of conduct and ethics, applicable to all employees as well as board members, as in effect from time to time, may be found on our web site, www.airtran.com. A printed copy of the code of conduct and ethics will be sent by mail to stockholders upon written request to the Office of the General Counsel at the above address. Members of our board are required to certify compliance with our code of conduct and ethics. Any amendment to or waiver of our code of conduct and ethics for any board member, the chief executive officer, the chief financial officer as well as any other officer and our comptroller and other accounting officer will be disclosed on our website, www.airtran.com.

We have an ethics committee to respond to situations not covered by our code of conduct and ethics and questions concerning the matters addressed therein. The ethics committee is presently chaired by J. Veronica Biggins, an independent board member who also serves on the audit and compensation committees.

Our code of conduct and ethics provides a procedure by which employees and others may directly or anonymously, through a secure 800 phone number or by way of any email contact, inform members of our ethics committee of any alleged violation of our code of conduct and ethics, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Office of the General Counsel at the Company’s headquarters or by telephone at 1-888-580-0050. The general counsel or his designee will refer the concern to either the chairperson of the ethics committee or the chairperson of the audit committee who will assure that the matter is properly investigated.

Approval of Rela ted Party Transactions

The Company is subject to a variety of prohibitions on, or approval procedures with respect to, related party transactions.

First, the Company is subject to certain New York Stock Exchange requirements which require stockholder approval of certain related party transactions.

Second, the Company’s Corporate Code of Conduct and Ethics prohibits a variety of related party transactions which could give rise to a conflict of interest. Where a related party transaction is prohibited by the Code of Conduct and Ethics, any waivers must be approved by the Company’s Ethics Committee, or, in the case of a request from a member of the board of directors and/or an executive officer must be approved by the audit committee, with such action reported to the Company’s independent directors. In the event of a related party transaction that falls outside of the express provisions of the Company’s Code of Conduct and Ethics, directors and/or executive officers are encouraged to obtain approval in advance from the audit committee.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of March 30, 2007 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by each director, by each nominee for election as a director, by each executive officer, by all executive officers and directors as a group and by each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Shares Outstanding(3)
J. Veronica Biggins(4)	24,337	* %
Don L. Chapman(5)	52,000	*
G. Peter D’Aloia(6)	5,000	*
Jere A. Drummond(7)	20,500	*
John F. Fiedler(8)	15,200	*
Robert L. Fornaro(9)	616,897	*
Stanley J. Gadek(10)	66,000	*
Lewis H. Jordan(11)	44,217	*
Stephen J. Kolski(12)	182,617	*
Joseph B. Leonard(13)	1,120,086	1.2%
Alexis P. Michas(14)	2,000	*
Richard P. Magurno(15)	350,332	*
William J. Usery, Jr.(16)	42,000	*
Fidelity Management(17)	11,057,007	12.1%
Wellington Management Company(18)	7,781,000	8.5%

All executive officers and directors as a group (13 persons)(19)	2,541,186	2.73%

*	Less than 1%
(1)	The address of the named director or officer is c/o AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827.
(2)	Information with respect to beneficial ownership is based upon information furnished by each owner unless otherwise indicated. None of the shares beneficially owned by the named officers and directors are the subject of any pledge agreement or arrangement.
(3)	The percent of our outstanding common stock owned is determined by assuming that in each case the person only, or group only, exercised his, her or its rights to purchase all shares of our common stock underlying stock options, convertible notes and warrants that are exercisable as of March 30, 2007, or that will become exercisable within 60 days after that date.
(4)	Ms. Biggins’ ownership information includes options to purchase 15,000 shares of our common stock, all of which options are currently exercisable, as well as 100 shares of stock indirectly owned by her.
(5)	Mr. Chapman’s ownership information includes options to purchase 35,000 shares of our common stock, all of which options are currently exercisable.
(6)	Mr. D’Aloia’s ownership information includes zero options.
(7)	Mr. Drummond’s ownership information includes 10,000 shares which are owned by his wife and options to purchase 10,000 shares of our common stock, all of which options are currently exercisable.
(8)	Mr. Fiedler’s ownership information includes zero options.
(9)	Mr. Fornaro’s ownership information includes options to purchase 289,359 shares of our common stock, all of which options are currently exercisable.
(10)	Mr. Gadek’s ownership information includes options to purchase 52,000 shares of our common stock, all of which options are currently exercisable.

(11)	Mr. Jordan’s ownership information includes options to purchase 30,000 shares of our common stock, all of which options are currently exercisable.
(12)	Mr. Kolski’s ownership information includes 1,785 shares which are owned pursuant to a stock purchase plan and options to purchase 125,000 shares of our common stock, all of which options are currently exercisable.
(13)	Mr. Leonard’s ownership information includes options to purchase 880,086 shares of our common stock, all of which options are currently exercisable.
(14)	Mr. Michas’ ownership information includes zero options.
(15)	Mr. Magurno’s ownership information includes options to purchase 280,000 shares of our common stock, all of which options are currently exercisable.
(16)	Mr. Usery’s ownership information includes options to purchase 15,000 shares of our common stock, all which options are currently exercisable.
(17)	Ownership consists of shares of our common stock beneficially owned by Fidelity Management and Research Company, Fidelity Management Trust Company and Fidelity International, Limited (collectively, “Fidelity”), in its capacity as an investment advisor, as disclosed on its joint filing on Schedule 13G/A dated February 14, 2007, as filed with the SEC. Fidelity reports that sole dispositive power resides in Edward D. Johnson, III and FMR Corp., the parent company of Fidelity. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(18)	Ownership consists of shares of our common stock beneficially owned by Wellington Trust Company, NA, and Wellington Management Company, LLP (collectively “Wellington”), in its capacity as an investment advisor, as disclosed on its joint filing on Schedule 13G/A dated February 14, 2007. Wellington reports that it has shared voting power with respect to 4,640,000 shares and shared investment power as to 7,781,000 shares. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.
(19)	Includes options to purchase an aggregate of 1,731,445 shares of our common stock, all of which options are currently exercisable.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide for a board of directors with staggered terms and for a board consisting of not less than three, nor more than fourteen, directors. The number of directors has been set at ten for the ensuing year. Each year, at least 33% of the members of our board of directors are to be elected for a term of three years and until their successors are elected and qualified.

Our board of directors is divided into three classes. The terms of our Class III directors, currently, J. Veronica Biggins, Robert L. Fornaro and Alexis P. Michas, expire at the 2007 annual meeting upon the election of their successors. Each of our Class III directors has been nominated for re-election to our board of directors for a three-year term expiring in 2010.

We have determined that J. Veronica Biggins, Don L. Chapman, G. Peter D’Aloia, Jere A. Drummond, John F. Fiedler, Alexis P. Michas and William J. Usery, Jr. qualify as independent directors under the New York Stock Exchange rules.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Identification of Directors and Executive Officers

The following table contains the name, age and position with our company of each of our executive officers and directors, including nominees for director. Their respective backgrounds are described in the text following the table.

	Age	Position
Joseph B. Leonard	63	Chairman of the Board, Chief Executive Officer and Director
Robert L. Fornaro	54	President, Chief Operating Officer and Director
Stanley J. Gadek	55	Senior Vice President—Finance and Chief Financial Officer
Stephen J. Kolski	66	Senior Vice President—Operations of our Operating Subsidiary
Richard P. Magurno	63	Senior Vice President, General Counsel and Secretary
Alfred J. Smith, III	55	Senior Vice President—Customer Service of our Operating Subsidiary
J. Veronica Biggins	60	Director
Don L. Chapman	67	Director
G. Peter D’Aloia	61	Director
Jere A. Drummond	67	Director
John F. Fiedler	68	Director
Lewis H. Jordan	62	Director
Alexis P. Michas	49	Director
William J. Usery, Jr.	83	Director

Executive Officers

Joseph B. Leonard joined us in January 1999 as our chairman of the board, president and chief executive officer, but relinquished his title of president in January 2001. Mr. Leonard continues to serve as our chairman of the board and chief executive officer. From 1993 to 1998, Mr. Leonard served in various executive capacities for AlliedSignal, Inc. and its Aerospace division, last serving as the president and chief executive officer of marketing, sales and service of AlliedSignal Aerospace and senior vice president of AlliedSignal, Inc. during 1998. From 1991 to 1993, Mr. Leonard served as executive vice president of Northwest Airlines. Prior to that,

Mr. Leonard served in various executive positions for Eastern Airlines from 1984 to 1990, as assistant vice president, aircraft maintenance for American Airlines from 1982 to 1984 and in various maintenance and quality control positions for Northwest Airlines from 1969 to 1982. Mr. Leonard was elected to our board of directors pursuant to the terms of his employment agreement. Mr. Leonard also serves on the board of directors of Walter Industries, Inc. (since 2005) and Mueller Water Products, Inc. (since 2006). Mr. Leonard is a Class I director whose term expires in 2009.

Robert L. Fornaro is a Class III director whose term expires in 2007. He joined us in March 1999 as our president of our operating subsidiary and has also served as the president of our company since January 2001. Mr. Fornaro was designated as our chief operating officer in March 2001 and continues to serve in that capacity. Mr. Fornaro also served as our chief financial officer from June 1999 until August 2000. From February 1998 until March 1999, he served as a consultant in the airline industry. From 1992 to February 1998, Mr. Fornaro served as senior vice president-planning for US Airways. Prior to that, he served as senior vice president-marketing planning at Northwest Airlines from 1988 to 1992.

Stanley J. Gadek joined us in July 2000 as our senior vice president-finance and chief financial officer. With more than 25 years in the airline industry, Mr. Gadek served as vice-president and controller of Atlas Air, which he joined in December 1997. Previously, Mr. Gadek served as vice president and controller for Atlantic Coast Airlines from 1994 to 1997. Prior to joining Atlantic Coast, Mr. Gadek served as assistant controller for Continental Airlines. Mr. Gadek began his career in 1977 with Ernst & Young LLP.

Stephen J. Kolski has served as senior vice president-operations of our operating subsidiary since he joined us in March 1999. From 1995 until March 1999, he served as a consultant in the aerospace industry. From 1993 to 1995, he served as a director, president and chief operating officer of ATX, Inc. From 1990 to 1993, Mr. Kolski served as president and chief operating officer of Continental Express. From 1966 to 1990, Mr. Kolski held various management positions with responsibilities over flight operations, aircraft maintenance and collective bargaining negotiations for National Airlines (1966 to 1980), New York Air which he co-founded (1980 to 1987) and Eastern Airlines (1987 to 1990).

Richard P. Magurno joined us in August 2000 as senior vice president, general counsel and secretary. From 1998 until August 2000, Mr. Magurno operated a private aviation consulting practice. From 1994 until 1998, Mr. Magurno served as senior vice president and general counsel for Trans World Airlines. From 1989 until 1994, he served as a partner in the law firm of Lord, Day & Lord, Barrett Smith in New York. Mr. Magurno spent almost 20 years with Eastern Airlines, beginning in 1970 as a staff attorney, from 1980 to 1984 as vice president-legal and from 1984 to 1988 as senior vice president, general counsel and secretary.

Alfred J. Smith, III joined us in April 2002 as senior vice president-customer service of our operating subsidiary. Prior to joining us, Mr. Smith spent over nine years at Northwest Airlines as vice president of global operations for the cargo division as well as vice president of customer service for the Minneapolis/St. Paul hub. Prior to joining Northwest, Mr. Smith was director of customer service at Midway Airlines, responsible for airport operations, in-flight service and customer relations. Mr. Smith also previously held various management positions at Eastern Airlines.

Nominees for Election as Directors for a Three-Year Term Expiring in 2010

J. Veronica Biggins is a Class III director whose term expires in 2007. She has served on our board of directors since 2001. Ms. Biggins has served as senior partner of Heidrick & Struggles International, an executive search firm, since 1995. Ms. Biggins also serves as a director (since 1997) of Avnet Corporation, a distributor of semiconductors, components and computer products.

Robert L. Fornaro is a Class III director whose term expires in 2007. As an executive officer of our Company, Mr. Fornaro’s background is described above.

Alexis P. Michas is a Class III director whose term expires in 2007. He has served on AirTran’s board of directors since May 2006. Since 1994, Mr. Michas, has been the Managing Partner of Stonington Partners, Inc., a private investment firm. Prior to joining Stonington Partners, Inc., Mr. Michas was a Partner of Merrill Lynch Capital Partners, Inc., a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College in 1976, and he received a Master’s in Business Administration from Harvard Business School in 1984. He is a director of the following companies with publicly registered equity securities: BorgWarner, Inc. (since 1993), Perkin Elmer, Inc. (since 2001) and Lincoln Educational Services Corporation (since 1999).

Continuing Directors

Don L. Chapman has served on our board of directors since 1994. Mr. Chapman has served as chairman of ChapCo Investments, LLC , an investment company, since March 2005. From March 2000 until January 2001, Mr. Chapman also served as president and chief executive officer of Legacy Capital Investments, an investment advisory company. From March 1999 until April 2000, Mr. Chapman served as president of S&S Tug Manufacturing Company, a ground support equipment manufacturer which acquired that business from Tug Manufacturing Corporation. For more than five years prior to March 1999, Mr. Chapman was Chief Executive Officer and Principal of Tug Manufacturing Corporation. He served as chief executive officer of Opti World, Inc., an optical superstore chain, from 1983 (when he founded that company) until 1995. Mr. Chapman serves as a director of RARE Hospitality International, Inc. (since 1992). Mr. Chapman is a Class I director whose term expires in 2009.

G. Peter D’Aloia has served on our board since 2004. Since February of 2000, Mr. D’Aloia has served as senior vice president and chief financial officer of American Standard Companies, a global, diversified manufacturer of air conditioning systems and services, bath and kitchen products and vehicle control systems. Prior to joining American Standard Companies, Mr. D’Aloia served over a twenty-seven year period in various executive capacities at Allied Signal, Inc. and its successor company Honeywell International, Inc., most recently serving as vice president–business development. Among the positions that he held are vice president–taxes, vice president and treasurer, vice president and controller, and vice president and chief financial officer for the engineered materials sector of Allied Signal. Mr. D’Aloia also serves on the board of directors of FMC Corporation (since 2002). Mr. D’Aloia is a Class II director whose term expires in 2008.

Jere A. Drummond has served on our board of directors since 2002. Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. From January 2000 until December 2001, he served as vice chairman of BellSouth Corporation. From January 1998 until December 1999, he was president and chief executive officer of the BellSouth Communications Group. Prior to that, Mr. Drummond served as president and chief executive officer of BellSouth Telecommunications, Inc., BellSouth’s local telephone service unit and largest subsidiary. Mr. Drummond also serves on the boards of directors of Borg Warner, an automotive component supplier (since 1996), Centillium Communications (since 2000) and Science Applications International Corporation (since 2003). Mr. Drummond is a Class II director whose term expires in 2008.

John F. Fiedler has served on our board of directors since 2003. Mr. Fiedler is the retired chairman of the board of Borg Warner, an automotive component supplier. He also served as chief executive officer of Borg Warner from 1994 until February 2003. Mr. Fiedler served in various capacities with Goodyear Tire & Rubber Company from 1964 until 1994, last serving as its executive vice president and president of its North American Tire division. Mr. Fiedler also serves on the boards of directors of Mohawk Industries, Inc. (since 2002), YRC Worldwide Corp. (since 2003) and Snap-On Inc. (since 2004). Mr. Fiedler is a Class II director whose term expires in 2008.

Lewis H. Jordan has served on our board of directors since 1993. Mr. Jordan is the owner and principal officer of Wingspread Enterprises, an investment and consulting firm which he founded in August 1997 and is also involved in other passive investment activities. Mr. Jordan served as our president and chief operating officer from June 1993 until November 1997. Until November 1996, Mr. Jordan also served as president and chief operating officer of our operating subsidiary. He served as president and chief operating officer and as a director of Continental Airlines from 1991 to 1993 and served as executive vice president of that company from 1986 to 1991. Mr. Jordan serves as a director of RARE Hospitality International, Inc. (since 1998). Mr. Jordan is a Class I director whose term expires in 2009.

Joseph B. Leonard is a Class I director whose term expires in 2009. As an executive officer of our Company, Mr. Leonard’s background is described above.

William J. Usery, Jr. has served on our board of directors since 2000. Mr. Usery has served as president of Bill Usery Associates, Inc., a labor-management consulting firm, since 1978. Previously Mr. Usery has served in many labor-management positions with the federal government, including as secretary of labor under President Ford from 1976 to 1977, as national director of the Federal Mediation and Conciliation Service (FMCS) from 1973 to 1976, and as assistant secretary of labor for labor-management relations under President Nixon from 1969 to 1973. Mr. Usery is a Class II director whose term expires in 2008.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

The board of directors held eight meetings during 2006. All of our directors attended 75% or more of the meetings of the board and board committees on which they served in 2006.

Committees of the Board of Directors—Overview

We have a standing audit committee, compensation committee, and nominating and corporate governance committee. The charter for each committee, as in effect from time to time, may be found on our website, www.airtran.com. All of our committees are comprised solely of independent directors, consistent with the independence standards defined or required by one or more of the SEC, the New York Stock Exchange and AirTran.

Each committee has the right to retain its own legal and other advisors.

Membership On Board Committees

This table lists our three board committees, the directors who currently serve on them, and the number of committee meetings held in 2006:

Name	Audit	Compensation	Nominating & Corporate Governance
Ms. Biggins	•	C
Mr. Chapman	C		•
Mr. D’Aloia	•		•
Mr. Drummond		•
Mr. Fiedler	•		C
Mr. Michas		•
Mr. Usery		•	•
2006 Meetings	9	6	4
C = Chair • = Member

Audit Committee

The purpose of our audit committee is to assist our board of directors in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. Under its charter, the responsibilities of our audit committee include:

•	review and recommend to our board of directors annually the selection of the independent auditors;

•	review and discuss with management and the independent auditors the financial statements to be included in our annual report on Form 10-K for filing with the SEC;

•	review and approve all use of our independent auditors for non-audit services prior to any such engagement;

•

discuss with the independent auditors the conduct of the audit, the adequacy and effectiveness of our accounting and financial controls and the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence;

•	meet separately with the independent auditors and with our internal auditors, as well as our management, to discuss the results of their audit;

•	review and discuss with management and the independent auditors our interim financial statements as included in our quarterly reports;

•	report to our board of directors its conclusions with respect to the matters that our audit committee has considered; and

•	review and reassess the adequacy of its charter annually and submit it to our board of directors for approval.

Our audit committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number and email as set out in our code of conduct and ethics.

Pursuant to its charter, our audit committee is comprised of at least three members appointed by our board of directors, each of whom must satisfy the membership requirements of independence and financial literacy. Currently, all of the audit committee members meet the New York Stock Exchange and SEC requirements of independence. We have determined that Mr. Chapman and Mr. D’Aloia each are audit committee financial experts. Our audit committee charter is attached to this proxy statement as Appendix A.

Compensation Committee

Responsibilities

The compensation committee is responsible to AirTran’s board of directors and to stockholders for approving compensation awarded to all executive officers of the Company. The committee authorizes all awards under AirTran’s equity-based compensation plans and operates under a written charter adopted by the board. The compensation committee charter sets forth the duties and responsibilities of the committee. The committee periodically reviews the terms of the charter, usually on an annual basis. The charter was updated in 2006 and a copy of the current charter is attached to this proxy statement as Appendix B. Under its current charter, the compensation committee has the power and authority of the board to perform and performs the following duties and responsibilities:

•

develop guidelines and, on an annual basis, review the compensation and performance of the Company’s officers, review and approve corporate goals relevant to the compensation of the chief executive officer, evaluate the chief executive officer’s performance in light of these goals and objectives, set the chief executive officer’s compensation based on this evaluation, evaluate the performance of the Company’s senior executive officers and approve their annual compensation, and produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with all applicable rules and regulations;

•

make recommendations to the board with respect to incentive compensation plans and equity-based plans, and administer such plans by establishing criteria for the granting of restricted stock, options, or other securities to the Company’s officers and other employees and reviewing and approving the granting of securities in accordance with such criteria;

•	review and approve employment contracts, change in control provisions, and other agreements;

•	review and approve plans for managerial succession of the Company;

•

review director compensation levels and practices, and recommend to the board, from time to time, changes in such compensation levels and practices (including retainers, committee fees, stock options and other similar items as appropriate);

•	annually review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to the board for approval; and

•	perform any other activities consistent with the compensation committee charter, the Company’s bylaws, and governing law as the compensation committee or the board deem appropriate.

Composition; Independence; Compensation Committee Interlocks and Insider Participation

As set forth in the table above, our compensation committee currently consists of J. Veronica Biggins, Jere A. Drummond, Alexis P. Michas, and William J. Usery, Jr. The compensation committee is composed entirely of independent members of the board of directors. All four members of the compensation committee are independent, as defined in Section 121(A) of the New York Stock Exchange’s listing standards. At least two members of the compensation committee are also required to qualify as “outside directors” (as such term is defined under Section 162(m) of the Internal Revenue Code and the regulations thereunder) if any award or payment under any compensation or benefit plan administered by the compensation committee would be subject to the deduction limitation under Section 162(m) of the Internal Revenue Code. Each member of the compensation committee qualifies as an outside director for such purpose. Our compensation committee charter is attached to this proxy statement as Appendix B. No member of the committee is a current or former employee or officer of the Company or any of its affiliates.

Compensation Review Process; Management Participation in Compensation Determinations; Delegation of Authority

The compensation of our executive officers is determined by the compensation committee of our board of directors on an annual basis with the exception of the compensation of our principal executive officer and principal operating officer which currently is set in multi-year employment agreements. Our compensation committee considers all elements of compensation in making its determinations. With respect to those executive officers who do not serve on our board of directors, our compensation committee also considers the recommendations of our chairman of the board and chief executive officer. The committee meets at various times during the year, and it also considers and takes action by written consent. The committee chair reports on committee actions and recommendations at board meetings.

Once a year, generally in the summer, the compensation committee conducts a comprehensive review of the Company’s executive compensation program (the “Compensation Review”). The Compensation Review may include (a) an internal report evaluating executive compensation throughout the Company to review consistency and program effectiveness and (b) a report evaluating the competitiveness of executive compensation at the Company relative to other major airlines and public corporations employing similar executive talent, which report may be internally generated or produced by outside consultants. As part of the evaluation process, the committee considers the recommendations of management, particularly the recommendation of the Company’s principal executive officer, in setting the compensation of the Company’s named executive officers.

Under 2007 amendments to the 2002 Long-Term Incentive Plan, the Board may, at any time and from time to time, with respect to such plan establish a committee (the “discretionary action committee”) consisting of not more than two members of the board who also may be employees of the Company. Members of the discretionary action committee will serve at the pleasure of the board, which has the power at any time to remove members from the discretionary action committee. Any discretionary action committee will have the authority, without the necessity of obtaining the compensation committee approval, to grant awards of non-qualified stock options and/or restricted stock to any employee so long as such employee is not an executive officer or director of the Company, the award is not made in connection with or in anticipation of the employee becoming an executive officer or director, and the employee is not an immediate family member of any executive officer or director. The maximum number of awards that in any fiscal year may be granted by the discretionary action committee pursuant to this power shall in no event exceed 75,000 non-qualified stock options and shares of restricted stock, in the aggregate, to all participants or 15,000 non-qualified stock options and shares of restricted stock, in the aggregate, to any individual participant, or such lesser amounts as may be fixed from time to time by the board (or the compensation committee acting pursuant to delegated authority from the board). A summary of all actions taken by the discretionary action committee will be provided to the chairman of the compensation committee on a quarterly basis. All further administration of awards shall be left to the board or compensation committee.

The purpose of such delegation of authority is to allow for prompt action with respect to small awards where the size of the award and the identity of the recipient do not warrant a special meeting by the compensation committee. The Company believes this procedure will enhance its ability to act promptly on employment matters, while also ensuring strict compliance with all applicable rules with respect to the award of equity compensation and avoid any unintended situations with respect to the timing of awards.

AirTran’s Legal Department, its Corporate Secretary, and the compensation and benefits group in AirTran’s Human Resources (HR) department also support the compensation committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering AirTran’s compensation programs.

Compensation Consultant

In addition, the committee has the authority to engage and in the past has utilized the services of outside advisers, experts and others to assist the committee, including to provide it with comparative data. The committee expects to continue to utilize outside consultants as and when the committee deems warranted. During 2006, the compensation committee retained Mercer Human Resource Consulting, or Mercer, to advise it on a number of matters and in mid-year Mercer evaluated the competitiveness of AirTran’s current compensation programs. Mercer benchmarked the Company’s compensation for certain members of AirTran’s management team against an eight member (including AirTran) industry group, as well as relative to an eight member (excluding AirTran) group of transportation companies that were determined to be similar to AirTran in size and rate of growth over a three-year growth period ending in 2005. The decision to look at expanded benchmarks reflected the fact that most of the airline industry group members have not performed at a level similar to AirTran’s profitability, growth rate, and operational results. The study focused on senior vice president compensation and junior officer compensation. The compensation committee did not make any mid-year adjustments to the compensation structure; although, base salary rates were increased based on the study in July 2006. The compensation committee expects to consider the report as part of future deliberations of potential future modifications to the compensation structure.

Nominating and Corporate Governance Committee

The responsibilities of our nominating and corporate governance committee are to:

•	identify qualified candidates to serve as director and recommend to our board of directors nominees for director;

•	lead our board of directors in its annual review of our board’s performance;

•	recommend to our board of directors nominees for each committee of our board of directors;

•	oversee the annual process of evaluation of the performance of our management; and

•	develop and recommend to our board of directors corporate governance guidelines.

Stockholder Nominations

The Company’s nominating and corporate governance committee will consider stockholder nominees for the board of directors, particularly those proposed by large, long-term investors, under a procedure requiring a written submission, no later than January 1 of each year, of a nomination to the committee through the office of the Company’s secretary. The written submission should include a detailed resume and evidence that the nominee satisfies the minimum criteria for selection identified below and in the committee’s charter as available on the Company’s website, www.airtran.com. Candidates may be interviewed by the chairman of the board of directors and one or more members of the committee. The committee will apply the same standards in considering director candidates recommended by the stockholders as it applies to other candidates, although the committee may consider whether any stockholder nomination has been made in connection with a potential change in control and an assessment made by the board of directors as to whether any such change is in the best interests of the Company and its stockholders. No recommendations for nomination to the board were received from any stockholder or group of stockholders of the Company holding more than 5% of the Company’s common stock for at least one year.

In identifying director candidates, the Company’s nominating and corporate governance committee will evaluate and consider desired board member skills and attributes including applicable legal and regulatory definitions of independence, the criteria set forth in the Company’s corporate governance guidelines, and other criteria including, but not limited to diversity of background, personal integrity and judgment, age, skills, and experience, professional prominence, concern for the interests of the Company’s stockholders, the number of other public companies for which the person serves as a director, the availability of the person’s time, their commitment to the Company, knowledge of a major geographical area served by the Company and the current state of the Company and the airline industry, all in the context of the needs of the board of directors at that point in time.

Director Share Ownership

The Company believes that each director should have a personal investment in the Company. Each non-management director (or future non-management director, as the case may be) is required to own at least five thousand (5,000) shares of AirTran common stock within three years of the date of his or her election to the board. Each of our directors with three or more years of service on the board meets our director share ownership requirements. Each non-management director (or future non-management director, as the case may be) must maintain ownership of such number of shares of common stock until such non-management director ceases to serve as a member of the board.

COMPENSATION OF DIRECTORS

Management Directors

We do not pay directors who are also our employees any additional compensation for serving as a director, other than customary reimbursement of expenses.

Director Compensation for Fiscal Year 2006

The following chart discloses the compensation of each non-management director for the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)(4)	Totals ($)
J. Veronica Biggins	73,560	24,400	N/A	—	N/A	8,585	106,545
Don L. Chapman	47,000	24,400	N/A	—	N/A	935	72,335
G. Peter D’Aloia	67,815	24,400	N/A	—	N/A	85	92,300
Jere A. Drummond	61,560	24,400	N/A	—	N/A	1,020	86,980
John F. Fiedler	67,560	24,400	N/A	—	N/A	4,505	96,465
Lewis H. Jordan	54,560	24,400	N/A	—	N/A	1,615	80,575
Alexis P. Michas	21,500	24,400	N/A	—	N/A	0	45,900
William J. Usery, Jr.	66,560	24,400	N/A	—	N/A	4,250	95,210
Joseph B. Leonard(5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Robert L. Fornaro(5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Cash Compensation. Each non-employee director receives a quarterly fee of $5,500 for services as a director. In addition, he or she receives $1,000 for attendance in person or by phone at a meeting of the board of directors or of a committee. The chairperson of the audit committee receives an additional $2,000 each year. Further, the chairpersons of the compensation committee and the nominating and corporate governance committees receive an additional $1,000 per year. The chairperson of the quarterly meeting of the non-management directors receives a fee of $1,000. We also reimburse customary expenses for attending board, committee, and stockholder meetings.

(2)	Equity Compensation. Beginning in 2007, each outside director in office receives 3,000 shares of our restricted stock which are granted as of the date of our annual stockholders’ meeting and which generally vest over three years of service. The number of shares of restricted stock granted to our outside directors was fixed at 2,000 shares from 2004 to 2006. Prior to 2004, outside directors then in office were granted options to purchase 5,000 shares of our common stock. Prior to the adoption of the current three-year vesting schedule, which is effective for grants made after May 1, 2007, grants of restricted stock to directors vested on the first anniversary of the date of grant for awards in 2004, 2005 and 2006, immediately for awards in 2003 and over three years of service for director options granted prior to 2003. On May 24, 2006, each of the named non-management directors received a grant of 2,000 shares. The closing price for our common stock on such day was $12.20. The reported value of the awards has been calculated in accordance with FAS 123(R). No stock options were awarded to the Company’s non-management directors in 2006. Mr. D’Aloia, who joined our board in October 2004, received a partial year grant of 1,000 restricted shares upon joining the board in 2004.
(3)	Flight Benefits. Each outside director receives travel privileges which allow the director and his or her immediate family members to travel on AirTran on a complementary basis. Outside directors are obligated to pay all tax liabilities associated with the value of their travel privileges which are calculated on the basis of average fares.
(4)	Represents value of taxable flight benefits provided. Excludes the value of all perquisites and other personal benefits, if any, the value of which, with reported flight benefits, is less than $10,000.
(5)	As executive officers of the Company, Messrs. Leonard and Fornaro do not receive any compensation for service as directors. Information on their compensation can be found elsewhere in this proxy statement.

The following chart lists existing options and stock awards held at December 31, 2006, by our outside directors which have been previously awarded.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Veronica Biggins	15,000	0	5.97—9.05	05/16/11—05/14/13	2,000	23,480
Don L. Chapman	35,000	0	4.47—9.05	05/21/07—05/14/13	2,000	23,480
G. Peter D’Aloia	0	0	N/A	N/A	2,000	23,480
Jere A. Drummond	10,000	0	5.97—7.65	05/15/12—05/14/13	2,000	23,480
John F. Fiedler	0	0	N/A	N/A	2,000	23,480
Lewis H. Jordan	30,000	0	4.47—9.05	05/14/08—05/14/13	2,000	23,480
Alexis P. Michas	0	0	N/A	NA	2,000	23,480
William J. Usery, Jr.	15,000	0	5.97—9.05	05/18/11—05/14/13	2,000	23,480

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

Objectives and Goals

The objectives of the committee has been to adopt a compensation approach that is basically simple, internally equitable and externally competitive, and that attracts, motivates and retains qualified people capable of contributing to the growth, success and profitability of the Company, thereby contributing to long-term stockholder value.

•    Simplicity. The committee believes that a compensation package with three major elements of compensation is the simplest approach consistent with the Company’s goals. The Company generally does not utilize any defined benefits plans or special personal perquisites such as private jets, payment of country club dues, Company-furnished motor vehicles or motor vehicle allowances, permanent lodging or defrayment of the cost of personal entertainment. Perquisites are limited to air travel benefits basis where we or our partners fly and, in the case of the Company’s chief executive officer and chief operating officer, to the use of motor vehicles furnished to us by one of our marketing partners which are available for personal, in addition to business use, when such officers are in Atlanta, Georgia, the location of our largest operational hub.

•    Internal Equity. Internal equity has generally been evaluated based on an assessment of the relative contributions of the members of the management team. In 2006, the Committee did not undertake any formal audit or similar analysis of compensation equity with respect to either the CEO relative to the other members of the management team or with respect to the management team relative to the Company’s employees generally. However, the committee believes that the relative difference between CEO compensation and the compensation of the Company’s other executives is consistent with such differences found in the Company’s airline peer group (composed for this purpose not only of other low cost carriers but also legacy carriers, one or more of which with whom we compete both operationally and from time to time in personnel and other matters) and the market for executive level personnel for major public companies.

•    External Competitiveness. The committee believes it is important to management retention and morale that compensation be competitive with our competitors. That said, the committee has not established any formal comparative goals or comparative percentile rankings and has no plans to do so. Likewise, the committee looks at not only the relative compensation within the airline industry but also at the relative health and profitability of other major airline competitors, including both legacy and low cost carriers against whom executive compensation levels may be compared or contrasted.

Major Compensation Components

The principal components of compensation for our executive officers are base salary, short-term incentives, generally in the form of cash bonus programs, and long-term incentives, generally in the form of equity-based awards such as stock awards and stock options, and certain retirement benefits. We believe the Company’s goals are best met by utilizing an approach to compensation with these three distinct elements.

•    Base Salaries. The Company’s base salaries are intended to be consistent with the committee’s understanding of competitive practices, levels of executive responsibility, qualifications necessary for the particular executive position, and the expertise and experience of the executive officer. Salary adjustments reflect the committee’s belief as to competitive trends, the performance of the individual and, to some extent, the overall financial condition of the Company.

•    Short-Term Incentives. The short-term incentive for an executive is the opportunity to earn an annual cash bonus. The committee has concluded that bonus payments should be primarily based on the achievement of specific predetermined profit and expense control targets while a smaller portion should be discretionary based on the committee’s evaluation of an executive’s individual performance in specific qualitative areas. We do not disclose specific profit and expense control targets or other specific quantitative or qualitative performance related factors. Such targets and information are intended as a way to allocate risk and reward in incentivising AirTran’s management. Such targets and information are not intended to be predictions or statements of fact on which any person may rely. Likewise, such targets may be subject to change based on subsequent developments or may be dependent on events or assumptions which are, either in whole or in part, beyond the control of the Company or the named officer. However, specific qualitative areas may include profitability and non-fuel expenses, typically on a cost per available seat mile basis. We also do not disclose specific targets which are based on other factors or criteria involving confidential trade secrets or confidential commercial or financial information.

Our targets typically have a threshold which must be achieved before any payments are made and a maximum performance target beyond which no additional bonus amounts will be paid.

We adopted an executive incentive compensation plan in 2002 under which Mr. Leonard and other executives became eligible for an annual cash incentive award based on three performance criteria, (a) profitability, (b) cost control and (c) individual performance goals. In 2006, as in 2005, 50% of the potential bonus was weighted to profitability, 20% on cost control and 30% on satisfaction of the individual officer’s objectives.

Under the incentive plan for the fiscal year ended December 31, 2006, incentive bonuses from $128,625 to $506,250 were paid for the 2006 year to our executive officers who were employed during the entire year. These bonuses were calculated in accordance with the executive incentive compensation plan targets as initially adopted in January 2006, as adjusted by the compensation committee, in the case of the profitability component, by 90% of the excess of the fuel expense above the Company’s 2006 internal projections. Historically, the compensation committee has considered adjustments where sound business practices favor the implementation of business actions or practices which may have a temporary or short-term negative impact on profitability or expenses or for factors substantially independent of management’s practical control. Examples of historical or potential adjustments include adjustments for force majeure type events, such as weather related impacts, war and terrorism related impacts, and fuel expenses.

Potential bonuses, as a percentage of base salary, were higher for our principal executive officer and principal operational officer, reflecting their greater responsibility for and greater ability to influence the achievement of targets.

The following table sets forth for each named executive officer, the bonus percentage potentially attributable to performance targets and the percentage attributable to the committee’s discretion. The committee has the authority to adjust, waive or reset targets. The following table also sets forth information regarding the annual cash incentive awards made to the named executive officers for 2006:

Short-Term Incentive Plan Participant (Name and Position)	Award Percentage Subject to Objective/ Subjective Criteria (%)	Target Incentive Award as a Percentage of Base Salary (%)	Actual Annual Incentive Award(1) ($)	Actual Annual Incentive Award as a Percentage of Target (%)	Actual Incentive Award as a Percentage of 2006 Base Salary (%)
Joseph B. Leonard, Chairman of the Board and Chief Executive Officer	70/30	150	506,250	75	113
Robert L. Fornaro, President and Chief Operating Officer	70/30	120	378,000	75	92
Stanley J. Gadek, Senior Vice President and Chief Financial Officer	80/20	70	131,250	75	55
Stephen J. Kolski, Senior Vice President	80/20	70	150,000	84	61
Richard P. Magurno, Senior Vice President, General Counsel and Secretary	80/20	70	128,625	75	56

(1)	Bonus payments were paid in 2007. In light of the fuel price adjustment and the CEO’s recommendation that actual payments generally be reduced from the specified amounts which could be earned as a targeted incentive, the committee reduced the total awards which would otherwise be payable in accordance with such recommendations. The committee is examining how adjustments to amounts payable under the bonuses should be addressed for 2007 and future years and whether the existing bonus plan structure should be revised. It is anticipated that the committee will engage the services of one or more third-party consultants, including Mercer as part of its review.

•    Long-Term Incentives. While salary and short-term incentives are primarily designed to compensate current and past performance, the primary goal of the long-term incentive compensation program is to directly link management compensation with the long-term interests of the stockholders. Historically, the committee has not utilized any percentage or relative measure of valuation to establish any relationship or allocation between total cash and non-cash compensation.

— Types of Equity Awards and Criteria for Award Type Selection. Prior to October 2004, we relied heavily on stock options to provide incentive compensation to our executive officers and other key employees and to align their interests with those of our stockholders. Based on changes in U.S. accounting rules and a general trend toward increased use of restricted stock and decreased use of stock options, the committee has increased the number of awards using restricted stock and decreased the number utilizing stock options. For the immediate future, we intend to rely primarily on restricted stock grants to provide long-term incentive compensation to our officers and key employees, without excluding the possibility of continuing to also grant stock options as a form of incentive compensation.

— Criteria for Award Amounts. In considering whether to grant equity incentives, the committee looks at a variety of factors, with no formal weighting assigned to any single factor or group of factors. In determining the size of equity awards, the committee assesses the current value of previous awards; however, it has not historically given any weight to accumulated wealth in evaluating whether future awards are merited. The committee also evaluates equity incentive awards made by our competitors (both individually and as part of a comparative compensation analysis), other high-growth transportation companies, historical levels of the Company’s equity incentives, the extent to which value under the award is subject to risk, whether the award vehicle has intrinsic value, and the need to motivate and retain persons eligible to participate under the Company’s plans.

— Vesting and Holding Periods for Equity Incentive Compensation. As a means to encourage long-term thinking and encourage continued employment with us, the Company’s equity awards are usually subject to a multi-year vesting period. Historically, our grants of stock options and restricted stock have vested over a three year period and the committee anticipates that future awards will continue to be subject to multi-year vesting, most likely for similar three year periods. Historically, the Company has not imposed minimum equity ownership requirements for equity compensation awarded to its executive officers, nor has it required any continued ownership of the securities issued pursuant to such awards after vesting. In 2006, the committee evaluated whether such a policy of minimum stock ownership levels or award retention should be implemented and the potential parameters for any award retention policy, and recommended a policy for adoption by the board of directors, which policy became effective in July 2006 with full compliance required by June 2009. Such policy provides for waiver or amendment in the event of hardship.

•    Retirement Benefits.

Key Executive Retirement Plan

The board has approved the adoption of the AirTran Key Executive Retirement Plan (KERP). The purpose of the KERP is to help attract and retain key executives by providing supplemental post-tax retirement benefits.

Effective for the year 2007 and after, the Company will designate certain key executives who are eligible to participate in the KERP and will make contributions toward premium costs for a variable life insurance product held in the name of each participant. The amount of the contribution will equal 12.5% of the participant’s base salary and bonus for the prior year, less any required tax withholding. The contribution will be fully taxable to the participant.

The variable life insurance products will not be subject to forfeiture (other than any provisions for cancellation imposed by the insurer). Participants will be eligible to begin receiving payments from the policy no earlier than age 55. Depending upon the terms of the insurance product used to fund this benefit, earlier distributions or loans may be permitted in limited circumstances, subject to any penalties and fees imposed by the insurer.

Because the contribution is fully taxable at grant, the compensation committee does not consider an individual’s accrued benefits or payout projections in setting compensation, but does consider the amount of the cash contribution.

Retirement Health Benefits

The Company’s executive officers participate in a retirement health plan which provides a continuation of their existing health and insurance benefits past their retirement. The approximate value of such benefits or an actuarial basis is set forth in the discussion on change in control benefits.

Other Compensation Components

Company executives are eligible to participate in the Company 401(k) company match program, the Company’s health care, insurance and other welfare and employee benefit programs, which are (other than retirement programs) the same for all eligible employees, including AirTran’s executive officers.

•    401(k) Savings Plan. AirTran offers retirement benefits to its U.S. employees through an employee-funded 401(k) Savings Plan with a Company “match”. The 401(k) Savings Plan provides a long-term savings vehicle that allows for pretax contributions by an employee and tax-deferred earnings. Employees may generally contribute up to 50% of eligible annual pay to the 401(k) Savings Plan, not to exceed the annual IRS limit (generally $15,000 for 2006). Employees of at least 50 years of age by the end of 2006 were eligible to make 401(k) catch-up contributions to a maximum of $2,500. Employees direct their own investments in the 401(k) Savings Plan. The retirement benefits under such tax-qualified savings plan for AirTran’s executive officers are the same as those available for other eligible employees in the U.S. Individual participant balances reflect a combination of: (1) a differing annual amount contributed by the Company or the employee; (2) the annual contributions and/or deferred amounts being invested at the discretion of the employee (the same investment choices are available to all participants); and (3), as in (2), the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including AirTran’s executive officers, may have materially different account balances because of a combination of factors: the numbers of years that the person has participated in the plan; the amount of money contributed, or compensation deferred, at the election of the participant from year to year; and the investments chosen by the participant with regard to those plans providing for participant investment direction. The 401(k) plan does not involve any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results. Accordingly, when determining annual compensation for executive officers, the compensation committee does not consider the individuals’ retirement plan balances and payout projections.

•    Flight Benefits. As is traditional in the airline industry, executives and their immediate family are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our eligible employees. The value of such flight benefits for the executives is reported as taxable income.

Equity Awards in 2006

In 2006, no stock options and 195,000 shares of restricted stock were granted to the executive officers of the Company.

Equity Award Timing

Our current policy with respect to annual equity awards to key employees, including our executive officers (but excluding grants to newly hired employees) is that equity awards occur at the time of the January board of directors meeting to be effective as of a specified date in February, which date is intended to result in future vesting within a trading window. In 2006, the vesting date of certain awards was amended to delay the vesting of certain awards from a January vesting schedule to a February vesting schedule. The life of such awards was not extended in connection with such changes.

Use of Employment and Severance Agreements

In the past, the committee has determined that competitive considerations merit the use of employment contracts or severance agreements for certain members of senior management. Currently, Mr. Leonard and Mr. Fornaro are is employed pursuant to employment contracts, while Messrs. Kolski, Gadek and Magurno have severance benefit agreements. Compensation criteria for the officers employed pursuant to employment agreements may be more difficult to adjust on an annual basis. The Company’s severance agreements with its other senior executive officers take effect only with severance in connection with a “change of control.” We have designed these severance agreements to help keep employees focused on their jobs during the uncertainty that accompanies a change of control, to preserve benefits after a change in control transaction, and to help us attract and retain key talent. For more information on employment or severance contracts please refer to Employment Agreements and Change of Control Arrangements on page 31 of these proxy materials.

Change of Control Compensation

Provisions for additional or continued compensation in connection with a change of control of the Company are located in three areas: in, as discussed above, the Company’s employment contracts with Mr. Leonard and Mr. Fornaro and the change of control agreements with certain of the Company’s other management personnel as well as, more generally, in the Company’s equity incentive plans and/or award agreements thereunder whereby the Committee administering such plans and awards has the power to accelerate the vesting of such awards upon a change of control or where such plans or awards provide for automatic vesting in the event of such change, whether merely upon the occurrence of such event or upon the occurrence of such event and an adverse occurrence for the participant, such as termination of employment.

The Change of Control provisions set forth in the Company’s employment agreements employ a hybrid approach to triggering events. Change of Control benefits are not payable automatically upon the occurrence of the event. Conversely, payment of benefits is not restricted only to situations involving the involuntary termination of the officer afforded such Change of Control protection. Instead, benefits are payable not only in the case of involuntary terminations but also where the executive has either opposed the Change of Control transaction or, subsequent to the transaction, the executive elects to terminate his employment. The Committee believes this approach helps to ensure the continued availability of the services of the executive during times of uncertainty inherent with any change of control including especially in the post event period under new ownership and/or management, while at the same time limiting windfall benefits by making the benefits payable only after a termination of employment. By providing post-event coverage, the executive is encouraged to remain in the employ of the Company without the need to be concerned about a post- event restructuring which may result in a material diminishment of the executives duties or post event management or ownership with respect to which the executive may have concerns or reservations.

In connection with providing Change of Control agreements to the Company’s executive officers, the committee has evaluated, and expects to continue to examine, the amounts which could be realized by persons granted such rights upon a Change of Control.

Recapture and Forfeiture Policies

Historically the Company has not had formal policies with respect to the adjustment or recapture of performance based awards where the financial measures on which such awards are based or to be based are adjusted for changes in reported results such as, but not limited to, instances where the Company’s financial statements are restated. The committee does not believe that repayment should be required where the Plan participant has acted in good faith and the errors are not attributable to the participants gross negligence or willful misconduct. In such later situations, the committee believes the Company has or will have available negotiated or legal remedies. However, the committee may elect to take into account factors such as the timing and amount of any financial restatement or adjustment, the amounts of benefits received, and the clarity of accounting requirements lending to any restatement in fixing of future compensation. In connection with the Company’s restatements in 2006, the committee took all of such factors into consideration as well as the views of the audit committee, management and the Company’s auditors and others with respect to the reasons for, and the necessity of, such restatement in concluding to not recommend or seek any adjustment to the compensation paid during any period covered by such restatements.

Stock Ownership Policies

In July 2006, the compensation committee recommended and the board of directors adopted changes to the compensation committee charter, allowing the compensation committee to establish stock ownership policies for the officers in addition to the existing director share ownership policy (which will now be set and administered by the compensation committee). By July 25, 2009, “senior officers” must hold 10,000 shares of common stock and “junior officers” must hold 5,000 shares of common stock. Future new or newly promoted officers must meet the requirements within three years of election or appointment to their position. Each of the chair of the compensation committee and the Company’s Chief Executive Officer may waive or otherwise limit the policy based on hardship, provided that any such action by the Chief Executive Officer must be promptly reported to the chair of the compensation committee.

Deductibility of Compensation and Related Tax Considerations

As one of the factors in its review of compensation matters, the committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits.

•    Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s four most highly compensated executive officers, other than the chief executive officer. However, “performance-based” compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum amount which may be paid to any participant pursuant to any award with respect to any performance period, are approved by a majority of the corporation’s stockholders, and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

Although the Company’s stock option plans generally have been structured with the goal of complying with the requirements of Section 162(m), and the compensation committee believes stock options awarded thereunder should qualify as “performance-based” compensation exempt from limitations on deductibility under Section 162(m), the deductibility of any compensation, including the restricted stock grants to Mr. Leonard and Mr. Fornaro was not a condition to any compensation decision. Except for compensation paid to Mr. Leonard and Mr. Fornaro based on current compensation levels, the Company does not expect its ability to deduct executive compensation to be limited by operation of Section 162(m). However, due to interpretations and changes in the tax laws, some types of compensation payments and their deductibility depend on the timing of an executive’s vesting or exercise of previously granted rights and other factors beyond the compensation committee’s control which could affect the deductibility of compensation.

The compensation committee will continue to carefully consider the impact of Section 162(m) when designing compensation programs, and in making compensation decisions affecting the Company’s Section 162(m) covered executives. We fully expect the majority of future stock awards will be excludable from the Section 162(m) $1 million limit on deductibility, since vesting of any such awards will likely be tied to performance-based criteria, or be part of compensation packages which are less than $1 million. Nonetheless, the compensation committee believes that in certain circumstances, as in that of Mr. Leonard and Mr. Fornaro, factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Accordingly, it may award compensation in excess of the deductibility limit, with or without requiring a detailed analysis of the estimated tax cost of non-deductible awards to the Company. Given our dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, the compensation committee believes it is important to retain the flexibility to design compensation programs consistent with its compensation philosophy for the Company, even if some executive compensation is not fully deductible. The compensation paid to Mr. Leonard under his 2004 employee agreement and Mr. Fornaro under his 2006 employment agreement were two such instances.

•    Section 280G. Code Section 280G generally denies a deduction for a significant portion of certain compensatory payments made to corporate officers, certain stockholders and certain highly-compensated employees if the payments are contingent on a change of control of the employer and the aggregate amounts of the payments to the relevant individual exceed a specified relationship to that individual’s average compensation from the employer over the preceding five years. In addition, Code Section 4999 imposes on that individual a 20% excise tax on the same portion of the payments received for which the employer is denied a deduction under Section 280G. In determining whether to approve an obligation to make payments for which Section 280G would deny the Company a deduction or whether to approve an obligation to indemnify (or “gross-up”) an executive against the effects of the Section 4999 excise tax, the committee has adopted an approach similar to that described above with respect to payments which may be subject to the deduction limitations of Section 162(m).

Chief Executive Officer Compensation

The compensation policies described above apply equally to the compensation of the Chief Executive Office (“CEO”).

Committee Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the Company’s CEO and other executive officers with those of stockholders. The committee believes that AirTran’s 2006 compensation program met these objectives. Likewise, based on our review, the committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to the Company’s CEO and other named executive officers in the aggregate to be reasonable and not excessive.

Compensation Committee and Management Review and Authorization

The compensation committee has reviewed the above Compensation Disclosure and Analysis with the Company’s Chief Executive Officer and Chief Financial Officer. Based on a review of this Compensation Disclosure and Analysis report and discussion with the compensation committee, the Company’s Chief Executive Officer and Chief Financial Officer have approved the inclusion of the Compensation Disclosure and Analysis report in this proxy statement.

Authorization

This report has been submitted by the compensation committee:

J. Veronica Biggins	Jere A. Drummond	Alexis P. Michas	William J. Usery, Jr.

Other Executive Compensation Information

The following sections of this Proxy Statement set forth compensation information relating to the Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers of the Company, other than the Principal Executive Officer and Principal Financial Officer (collectively, the “named executive officers”), for the fiscal year ended December 31, 2006.

The following table shows the compensation awarded or paid by AirTran for services rendered for the fiscal years ended December 31, 2006, to the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Joseph B. Leonard, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2006	450,000	506,250	0	(4)	0	0	N/A	0		956,250

Robert L. Fornaro, President and Chief Operating Officer	2006	411,538	378,000	1,919,400	(5,7,8)	0	0	N/A	3,895	(9)	2,712,833

Stephen J. Kolski, Senior Vice President	2006	244,231	150,000	334,800	(6,7,8)	0	0	N/A	2,629	(9)	731,660

Stanley J. Gadek, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2006	239,231	131,250	334,800	(6,7,8)	0	0	N/A	0		705,281

Richard P. Magurno, Senior Vice President, General Counsel and Secretary	2006	229,385	128,625	334,800	(6,7,8)	0	0	N/A	0		692,810

(1)	Bonus amounts reflect amounts paid in 2007 for 2006.
(2)	All restricted shares granted to officers conferred upon them the same rights as are conferred upon any stockholder of common stock. These rights include the ability to receive dividend distributions if the Company decides to grant dividend payments in the future. Because the Company has never paid any dividends and has no intention to do so for the foreseeable future, zero value has been ascribed to such right for purpose of computing the fair value of such awards. Values reported are based on the fair market value of shares as of the date of grant, as determined pursuant to FAS 123R.
(3)	The amounts shown do not include certain indirect compensation, perquisites, and other personal benefits, including air travel passes for travel for the named executive officer and his immediate family, the value of which for each executive officer did not exceed $10,000.

As required by applicable SEC rules, the Company has estimated the value of travel on airline passes based on the incremental cost of providing such service. Because such travel is provided only on our scheduled flights or on other carriers with which we have reciprocity agreements to provide similar air pass travel and travel on our air passes generally may not displace or “bump” revenue passengers except in the case of business travel which is integrally and directly related to the job duties of the officer (in which case the travel docs not constitute a prerequisite or other benefit under applicable SEC rules) the incremental cost of providing such benefit is de minimis. Accordingly, such travel benefits have been assigned zero value for purposes of the above table.
(4)	No equity awards were granted to Mr. Leonard during the year in light of the options granted to him in 2001 in connection with his execution of a three-year employment contract in that year and in light of the execution of a new employment contract in 2004 which provided a restricted stock grant. Mr. Leonard was granted 400,000 shares of restricted stock in October 2004. Such shares vested 10% as of October 26, 2004, 10% on November 26, 2004, 10% on December 27, 2004, 10% on as of January 26, 2005, 30% on September 7, 2005 and 30% on of September 7, 2006.
(5)

Mr. Fornaro was granted 60,000 shares of restricted stock in February 2006 and an additional 75,000 shares of restricted stock in May 2006 in connection with his new employment agreement. The 60,000 shares vest in equal installments over three years, beginning upon the first anniversary of the date of grant. The 75,000 shares vest 100% as of May 24, 2009, subject to accelerated vesting in the event Mr. Fornaro is elected Chairman or Chief Executive Officer of the Company and also in the event of Mr. Fornaro’s death, disability, termination, without cause, constructive termination or upon a change of control as defined.

(6)	Messrs. Kolski, Gadek and Magurno were granted restricted stock awards of 20,000 shares each in 2006. Such shares vest in equal installments over three years, beginning with the first anniversary of the date of grant.
(7)	Messrs. Fornaro, Kolski, Gadek and Magurno were granted restricted stock awards of 60,000, 20,000, 20,000 and 20,000 shares, respectively, during the 2005 fiscal year. These shares all vest on the same schedule. Such shares vested 1/3 each on January 26, 2006, 1/3 on February 6, 2007 and will vest 1/3 on February 6, 2008.
(8)	Messrs Fornaro, Kolski, Gadek and Magurno were granted restricted stock awards of 32,000, 7,500, 9,000, and 7,500 shares, respectively, during the 2004 fiscal year. Such shares vested 1/3 on January 21, 2005, 1/3 on February 6, 2006 and 1/3 on February 6, 2007.
(9)	Messrs. Fornaro and Kolski’s “other compensation” also includes matching contributions made by us to their respective 401(k) accounts.

Grants of Plan Based Awards in Last Fiscal Year

The following table shows information about plan-based awards during fiscal 2006 for the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum (#)
Joseph B. Leonard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Robert L. Fornaro	05/24/06 02/06/06	N/A	N/A	N/A	N/A	N/A	N/A	75,000 60,000	N/A	N/A
Stanley J. Gadek	02/06/06	N/A	N/A	N/A	N/A	N/A	N/A	20,000	N/A	N/A
Stephen J. Kolski	02/02/06	N/A	N/A	N/A	N/A	N/A	N/A	20,000	N/A	N/A
Richard P. Magurno	02/02/06	N/A	N/A	N/A	N/A	N/A	N/A	20,000	N/A	N/A

(1)

The Company has not granted any awards under equity incentive plans the vesting of which is contingent upon the achievement of any performance based criteria. Vesting of Company awards is generally based on continued service and the passage of time, subject to acceleration upon the occurrence of various events.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under the Company’s existing equity compensation plans as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph B. Leonard	811,533 68,533	0	N/A	3.03 6.08	01/04/09 09/06/11	0	0	N/A	N/A

Robert L. Fornaro	75,000 130,000 85,000 45,000 28,188	0	N/A	9.05 3.90 4.90 13.03 4.31	05/16/11 07/25/12 01/22/13 01/21/14 03/01/10	185,667	2,179,731	N/A	N/A

Stephen J. Kolski	25,000 45,000 40,000 15,000	0	N/A	9.12 3.90 4.90 13.03	07/26/11 07/25/12 01/22/13 01/24/14	35,832	420,668	N/A	N/A

Stanley J. Gadek	35,000 17,000	0	N/A	9.12 13.03	07/26/11 01/21/14	36,332	426,538	N/A	N/A

Richard P. Magurno	150,000 25,000 35,000 45,000 15,000	0	N/A	4.25 9.12 3.90 4.90 13.03	08/21/10 07/26/11 07/25/12 01/22/13 01/21/04	35,832	420,668	N/A	N/A

(1)	Includes each grant of both exercisable and unexercisable options under the Company’s 1993, 1994, 1995 and 1996 Stock Option Plan and its 2002 Long-Term Incentive Plan. All options are fully vested.

(2)	The identity of the officers holding unvested securities, the vesting date for such securities and the number of securities vesting on the applicable date is as follows:

Officer	Vesting Date	Shares Vesting
Robert L. Fornaro	1/21/2007 1/26/2007 2/6/2007 1/26/2008 2/6/2008 2/6/2009 5/24/2009	10,667 20,000 20,000 20,000 20,000 20,000 75,000

Stephen J. Kolski	1/24/2007 1/26/2007 2/6/2007 1/26/2008 2/6/2008 2/6/2009	2,500 6,666 6,668 6,666 6,666 6,666

Stanley J. Gadek	1/24/2007 1/26/2007 2/6/2007 1/26/2008 2/26/2008 2/6/2009	3,000 6,666 6,668 6,666 6,666 6,666

Richard P. Magurno	1/24/2007 1/26/2007 2/6/2007 1/26/2008 2/6/2008 2/6/2009	2,500 6,666 6,668 6,666 6,666 6,666
(3)	We compute this value based on the closing price of the Company’s common stock on the New York Stock Exchange of $11.74 on December 31, 2006.

Option Exercises and Stock Vested

The following table provides information with respect to common shares which were issued pursuant to the exercise of options or which were shares of restricted stock which vested, in each case, between January 1, 2006 and December 31, 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Joseph B. Leonard (3)	165,000	2,060,934	120,000	1,280,400
Robert L. Fornaro (4)	184,312	1,841,033	30,666	513,349
Stephen J. Kolski (5)	20,000	172,362	9,168	153,472
Stanley J. Gadek,(6)	110,000	1,489,506	9,668	161,842
Richard P. Magurno (7)	10,000	138,100	9,168	153,472

(1)	We compute this value based on the spread between the exercise price and the closing price of our common shares on the New York Stock Exchange at exercise.
(2)	We compute this value based on the closing price of our common shares on the New York Stock Exchange on the date of vesting.
(3)	Mr. Leonard vested in 120,000 shares on September 7, 2006. The closing market price for the Company’s common stock was $10.67 on such date.
(4)	Mr. Fornaro vested in 30,666 shares on February 6, 2006. The closing market price for the Company’s common stock was $16.74 on such date.
(5)	Mr. Kolski vested in 9,168 shares on February 6, 2006. The closing market price for the Company’s common stock was $16.74 on such date.
(6)	Mr. Gadek vested in 9,668 shares on February 6, 2006. The closing market price for the Company’s common stock was $16.74 on such respective dates.
(7)	Mr. Magurno vested in 9,168 shares on February 6, 2006. The closing market price for the Company’s common stock was $16.74 on such date.

Long-Term Incentive Plan Awards

The Company did not grant any awards to named executive officers during the fiscal year ended December 31, 2006, under any long-term incentive plan, as defined under applicable SEC rules.

Nonqualified Deferred Compensation

The Company does not generally offer nonqualified deferred compensation to its officers, and none of its named executive officers currently participate or have participated in any nonqualified deferred compensation plan during the past fiscal year.

Employment Agreements and Change of Control Arrangements

Employment Agreements and Severance Benefit Agreements

Joseph B. Leonard. In 2004, we entered into a new employment agreement with Mr. Leonard effective as of September 7, 2004. The agreement has a term of three years, subject to automatic renewal for additional one-year terms unless earlier terminated by the Company or Mr. Leonard. The agreement generally will continue in effect during its term as long as Mr. Leonard is chairman of the Company but permits his voluntary retirement as CEO at any time. It provides for an annual base salary for Mr. Leonard of at least $450,000, and provides for additional benefits including, but not limited to: (i) annual cash incentive awards of up to 150% of annual base salary based upon Mr. Leonard’s performance and that of the Company in accordance with management’s incentive plan, (ii) stock grants of 400,000 shares of the Company’s common stock, (iii) reimbursement for medical and dental expenses incurred by Mr. Leonard and his spouse, (iv) post-retirement medical and dental benefits for Mr. Leonard and his spouse in accordance with Company plans then in place; and (v) free air transportation for Mr. Leonard and his spouse for their lifetimes on any route maintained by the Company. Mr. Leonard received the grant of restricted stock in October 2004. Such shares vested 10% as of October 26, 2004, 10% as of November 26, 2004, 10% as of December 27, 2004 and 10% on January 26, 2005, 30% on September 7, 2005 and 30% as of September 7, 2006 and were, subject to accelerated vesting in the event of Mr. Leonard’s death, disability, termination without cause or upon a change in control as defined.

In the event Mr. Leonard resigns as CEO, other than in connection with a Change of Control, but remains as Chairman, any unvested awards will vest at a reduced rate equal to only 70% of the original grant. In the event Mr. Leonard is terminated without cause, other than in connection with a Change of Control, he will be entitled to a lump sum payment equal to his salary plus the amount of his incentive award for the previous year, immediate vesting of stock options and restricted stock awards, and continued travel and certain other benefits.

Robert L. Fornaro. In 2006, we entered into an employment agreement with Mr. Fornaro effective as of May 24, 2006. The agreement has a term of three years, subject to automatic renewal for additional one-year terms unless earlier terminated by the Company or Mr. Fornaro. The agreement provides for Mr. Fornaro’s employment as President and Chief Operating Officer and obligates the Board to nominate Mr. Fornaro for election to the Board. It provides for an annual base salary for Mr. Fornaro of at least $420,000, and provides for additional benefits including, but not limited to: (i) annual cash incentive awards of up to 120% of annual base salary based upon Mr. Fornaro’s performance and that of the Company in accordance with management’s incentive plan, (ii) stock grants of 75,000 shares of the Company’s common stock, (iii) reimbursement for medical and dental expenses incurred by Mr. Fornaro and his spouse, (iv) post-retirement medical and dental benefits for Mr. Fornaro and his spouse in accordance with Company plans then in place; and (v) free air transportation for Mr. Fornaro and his spouse for their lifetimes on any route maintained by the Company as well as free dependent travel if then provided for under the Company’s air pass policies. Mr. Fornaro received the grant of restricted stock on May 24, 2006. Such shares will vest 100% on May 24, 2009, subject to accelerated vesting in the event Mr. Fornaro is elected Chairman or Chief Executive Officer of the Company and also in the event of Mr. Fornaro’s death, disability, termination without cause constructive termination or upon a change of control as defined.

Upon any renewal of the term of the agreement, Mr. Fornaro will also receive on the first day of the extended term, a lump sum equal to his then current base salary. In the event Mr. Fornaro is terminated without cause, other than in connection with a Change of Control, he will be entitled to a lump sum payment equal to his salary plus the amount of his incentive award for the previous year, immediate vesting of stock options and restricted stock awards, and continued travel and certain other benefits including lifetime health, welfare, and travel benefits for Mr. Fornaro and his spouse. Mr. Fornaro likewise will be entitled to such benefits if he resigns in connection with a constructive termination including the failure to be re-elected to the AirTran Board. Mr. Fornaro likewise will be entitled to a pro rata portion of any current year bonus if he is terminated other than for Cause or other than in connection with a Change of Control.

Change Of Control Arrangements

In the event of a Change of Control:

If either Mr. Leonard in his sole discretion, within twenty-four (24) months following the Change of Control; or

If Messrs. Fornaro, Gadek, Kolski or Magurno, as the case may be, within twenty four (24) months following the Change of Control:

(a) elects to terminate his employment due to a constructive termination by the Company, or

(b) if the Company, in the case of any such officer, within twenty-four (24) months following the Change of Control (or also within six (6) months prior to the Change of Control, in the case of Mr. Fornaro), elects to terminate the employment agreement or the employment of the applicable officer for any reason other than death, Disability or Cause, such terminated officer will be entitled to:

•	Immediate vesting of any unvested stock options and/or stock grants made prior to the Change of Control;

•	Continued health and insurance benefits for the life of such officer and such officer’s spouse in the case of Mr. Leonard and Mr. Fornaro and otherwise for up to two years;

•	Continued travel benefits for such officer, his spouse and other eligible family members;

•

Full base salary through the date of termination at the rate in effect at the time that the notice of termination is served, plus all other amounts to which such officer is entitled under any benefit or compensation plan at the time such payments are due under the terms of such plans, even if the payment obligation arises after the date of termination;

•

A lump sum payment equal to the greater of: (i) two times the sum of such officer’s total salary and bonus during the 12-month period prior to the Change or Control, or (ii) two times the sum of the average annual salary and average annual bonus paid to such officer during the three (3) years prior to the Change of Control; and

In the case of Mr. Leonard and Mr. Fornaro, such officers also will be entitled to:

•

If all or any portion of the amounts payable to such officer or his estate under his employment agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code (or similar state tax and/or assessment) (the so-called “golden parachute tax”), the Company will pay to such officer or his estate an amount necessary to place such officer in the same after-tax position he would have been in had no such excise tax been imposed, increased to the extent necessary to pay income and excise taxes due on such gross-up.

A “Change of Control” will be deemed to have occurred in the event that any of the following events shall have occurred:

•

Any Person, or Persons acting together that would constitute a “group”, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 20% or more of the total voting power of all classes of Voting Stock of the Company;

•

Any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director or directors remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of the Company;

•

There occurs any transaction, or series of related transactions, and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the Company (or in the case of a transaction (or series) in which another entity becomes a successor to the Company, of the successor entity); or,

•	The Company shall cease to own a majority of the capital stock of any significant subsidiary, as defined.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such Person. “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

“Related Person” means, with respect to any Person, any other Person owning:

•	5% or more of the outstanding Common Stock of such Person; or,

•	5% or more of the Voting Stock of such Person.

The following table sets forth certain potential benefits which would have been realized by in connection with a Change of Control and termination of employment for the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers assuming the Change of Control and termination occurred as of the last day of the most recently completed fiscal year.

Name and Principal Position	Continued Base Salary (1) $	Lump Sum Salary Bonus and Incentive Compensation Payment (2) $	Value of Health and Insurance Benefits (3) $	Value of Accelerated Equity Awards (4) $	Value of Travel Benefits $	Tax Gross Up Value (5) $	Total Change in Control Benefits $
Joseph B. Leonard, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	0	2,014,616	77,242	0	0	522,965	2,614,823
Robert L. Fornaro, President and Chief Operating Officer	0	1,598,768	101,161	2,179,731	0	969,915	4,849,575
Stephen J. Kolski, Senior Vice President	0	788,462	74,821	420,668	0	N/A	1,283,951
Stanley J. Gadek Vice President and Chief Financial Officer (Principal Financial Officer)	0	740,962	106,813	426,538	0	N/A	1,274,313
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	716,020	38,621	426,538	0	N/A	1,181,179

(1)	The continued base salary benefit is assumed to be zero based on the assumption that all accrual but unpaid payments due to the named individual will have been paid in the ordinary course.
(2)	Calculated based on the first described payment methodology under the fifth bullet point for the description of Change in Control Arrangements.
(3)	Calculated based on the lesser of aggregate premiums amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjust for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter.
(4)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price at such option and the market price of the Company’s common stock at December 31, 2006, and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the Company’s common stock at December 31, 2006.
(5)	Calculated based on 20% excise tax related 280G payments.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has performed an audit of the Company’s financial statements annually since the Company’s inception. We anticipate that representatives of Ernst & Young LLP will be present at the annual meeting of stockholders to respond to appropriate questions and to make a statement if such representatives so desire.

The board of directors of the Company annually appoints the independent public accountants for the Company after receiving the recommendation of its audit committee.

CERTAIN ACCOUNTING AND AUDITING MATTERS

Report of the Audit Committee

The authority, duties and responsibilities of the audit committee of the board of directors of the Company are set forth in detail in the written audit committee charter, which was adopted by the board of directors of the Company and which complies with the applicable rules of the New York Stock Exchange. The audit committee has four members, each of whom is independent, under both the applicable rules of the New York Stock Exchange as well as the Company’s corporate governance policies. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, Don L. Chapman and G. Peter D’Aloia have been identified as “Audit Committee Financial Experts”.

The audit committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the audit committee charter is attached to this proxy statement as Appendix A and is available on the Company’s website, www.AirTran.com.

The Company’s management is responsible for preparing the Company’s financial statements and has represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing the financial statements. The audit committee is responsible for overseeing the Company’s financial reporting process on behalf of the board of directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States.

The audit committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2006, with management and the independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed under Standards of the Public Company Accounting Board (United States), including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Accounting Standards 90 (Audit and other Communications). The independent auditors have provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the audit committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with maintaining the auditors’ independence. The audit committee has concluded that the independent auditors are independent from the Company and its management.

The audit committee met nine times during the 2006 fiscal year. In addition, the members of the committee reviewed, and the chairman of the committee discussed with management and Ernst & Young LLP (the Company’s independent auditors), the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

The audit committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. In addition, the audit committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In fulfilling its oversight responsibilities and as part of its review of the Company’s 2006 Annual Report, the audit committee met with the Company’s internal auditors and its independent auditors, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.

The fees paid to the Company’s auditors, Ernst & Young LLP, as well as the policy on pre-approval of audit and non-audit services are set forth elsewhere in the Company’s 2007 proxy.

AUDIT COMMITTEE

Don L. Chapman            J. Veronica Biggins            G. Peter D’Aloia            John F. Fiedler

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933

Policy On Pre-Approval Of Services Provided By Independent Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, and the Company’s audit committee charter, the terms of the engagement of Ernst & Young LLP and all auditing services and non-audit services to be performed for the Company by its independent auditors are subject to the specific pre-approval of the audit committee, except where such services are determined to be de minimis under the Exchange Act. All audit and permitted non-audit services to be performed by Ernst & Young LLP require pre-approval by the audit committee in accordance with pre-approved procedures established by the audit committee. The audit committee may delegate to one or more designated members of the audit committee who are independent directors of the board of directors, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated are presented to the full audit committee at the next scheduled meeting of the committee. Internal control procedures require all proposed engagements of Ernst & Young LLP for services of any kind to be directed to the Company’s Chief Financial Officer and then submitted for approval to the audit committee or its designee prior to the beginning of any services.

In fiscal 2006, 100% of the audit fees, audit related fees, and tax fees were approved either by the audit committee or its designee. The fees paid to the independent auditors that are shown in the table below for 2005 also were pre-approved by the audit committee. The audit committee has considered whether the provision of non-audit services by the Company’s independent auditors in 2006 or currently is compatible with maintaining auditor independence, and believes that the provision of such services is compatible.

Principal Accounting Firm Fees

The following table shows the type of services and the aggregate fees billed to AirTran for the specified types of services during the fiscal years ending December 31, 2006 and 2005 by AirTran’s principal accounting firm, Ernst & Young LLP. Descriptions of the service types follow the table.

Services Rendered	2005		2006
Audit Fees	$1,327,881		$1,681,645
Audit Related Fees	$0		$0
Tax Fees	$0		$10,000
All Other Fees	$3,500	(1)	$3,500	(1)

	$1,331,381		$1,695,145

(1)	Fees for Ernst & Young LLP online subscription

Description of Services

Audit Fees

The aggregate fees billed by Ernst & Young LLP for each of the last two fiscal years include fees for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory audits, filings, or engagements and other attest services and the issuance of comfort letters and consents and, in 2005, in connection with the offering of the Company’s debt and equity securities.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP in each of the last two fiscal years did not include any fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements. In years in which audit related fees are incurred, the nature of the services performed for these fees may include, among other things, employee benefit plan audits, internal control reviews, Sarbanes-Oxley Act Section 404 internal control project assistance, attest services not required by statute or regulation and consultations concerning financial accounting and reporting matters not classified as an audit.

Tax Fees

The aggregate fees billed by Ernst & Young LLP in one or more of the last two fiscal years include, as specified above, fees for professional services rendered for tax compliance, including tax planning and the preparation of tax audits.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company and owners of more than 10% of the Company’s common stock to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of any of the Company’s equity securities. Based solely upon a review of the copies of those reports furnished to the Company during the past year and written representations to it that no other reports were required, the Company believes that, during the year ended December 31, 2006, all filing requirements applicable to its directors, executive officers and 10% beneficial owners, if any, were complied with.

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by directors, officers and employees of the Company, personally or by telephone or other means of communication, without receiving additional compensation. It is also anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses. The Company has also engaged Georgeson Shareholder Communications, Inc. for a fee not to exceed $10,000 to assist in the solicitation of proxies.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, PROPOSED NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF STOCKHOLDERS

We plan to hold our 2008 annual meeting of stockholders during the month of May. Any proposal of a stockholder intended to be presented at the 2008 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting no later than December 14, 2008, 120 days before the anniversary of the date of this proxy statement. If any proposal is submitted after that date, we are not required to include it in our proxy materials. Proposals should be submitted to the following address:

Corporate Secretary

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

A notice of a proposed item of business should include a description of, and the reasons for, bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder.

Under our nomination procedures, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting. Under these procedures, stockholders must submit the proposed nominee by delivering a notice to the Secretary of the Company at our principal executive offices. Normally, we must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 50 days nor more than 75 days before the first anniversary of the prior year’s meeting.

Assuming that our 2007 Annual Meeting is held on schedule, we must receive any such notice pertaining to the 2008 Annual Meeting no earlier than March 9, 2008, and no later than April 3, 2008. However, if we give less than 60 days notice or public announcement of the annual meeting date, we must receive the notice no later than the close of business ten days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.

A notice of a proposed nomination must include certain information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have mailed our 2006 Annual Report to Stockholders in connection with this proxy solicitation. IF YOU WOULD LIKE A COPY OF OUR 2006 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, PLEASE CONTACT RICHARD P. MAGURNO, CORPORATE SECRETARY, AIRTRAN HOLDINGS, INC., 9955 AIRTRAN BOULEVARD, ORLANDO, FLORIDA 32827.

OTHER MATTERS

Admission To Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first-come, first-served basis. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Only stockholders as of the record date may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices, cellular telephones, beepers and other electronic devices will not be permitted at the meeting.

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States, or to vote their shares via telephone or the internet. Your cooperation will be appreciated. Your proxy will be voted, with respect to the matters identified thereon, in accordance with any specifications on the proxy.

APPENDIX A

AIRTRAN HOLDINGS INC.

AUDIT COMMITTEE CHARTER

(Revised as of October 25, 2006)

PURPOSE

The Audit Committee shall provide assistance to the Company’s Board of Directors (the “Board”) in fulfilling the Board’s responsibility to its shareholders and the investment community relating to the Company’s accounting, reporting practices, and the quality and integrity of the Company’s financial reports. The Audit Committee’s primary duties and responsibilities are to:

•	Oversee that management has maintained the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices;

•	Oversee that management has established and maintained processes to assure that an adequate system of internal audit control is functioning within the Company;

•	Oversee that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and corporate policy;

•

Assist the Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors and the Company’s overall risk management profile and (v) the Company’s overall risk management profile;

•	Review the Company’s policies and compliance procedures regarding ethics; and

•	Prepare a report of the Audit Committee for inclusion in the proxy statement for the Company’s annual meeting of shareholders.

The Audit Committee intends to fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, in that each Audit Committee member may not, other than in his or her capacity as a director or member of any committee of the Board, (i) accept any consulting, advisory, or other compensatory fee from the Company; or (ii) be an affiliated person of the Company or any subsidiary thereof. In addition, each Audit Committee member shall meet the independence requirements of the New York Stock Exchange (“NYSE”); as such requirements may be changed from time to time, as set forth in the listing requirements of NYSE and shall qualify as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as an “outside director” within the meaning of Section 162 (m) of the Internal Revenue code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws. A director who meets the definition of “independence” mandated for all Audit Committee members, but who also holds 20% or more of the Company’s stock (or who is a general partner, controlling shareholder or officer of any such holder) cannot chair, or be a voting member of, the Audit Committee.

All members of the Audit Committee shall be familiar with basic finance and accounting practices, and shall have one member who is a Financial Expert, as defined by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Chair of the Audit Committee shall have accounting or related financial management expertise. The Company shall disclose, in its periodic reports required under the Exchange Act, whether or not, and if not, the reasons therefore; the Audit Committee is comprised of at least one Financial Expert, as defined by the Exchange Act.

If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair such member’s ability to serve effectively on the Company’s Audit Committee and such determination must be disclosed in the Company’s annual proxy statement.

The members of the Audit Committee shall be elected by the Board on the recommendation of the Nominating and Governance Committee. The members shall serve until their resignation, retirement, removal by the Board or until their successors shall be appointed and qualified. No member of the Committee shall be removed except by a majority vote of the Independent Directors then in office. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership. The Chair of the Audit Committee will be rotated at three year intervals, unless the Board believes that there are compelling reasons at a given point in time to maintain an individual Director’s chairmanship for a longer time. When feasible, the immediate past Chair will continue serving as a member of the Committee for at least one year to ensure an orderly transition.

MEETINGS

The Audit Committee shall meet in person or telephonically at least four times annually, or more frequently as circumstances dictate. The agenda for each Committee meeting shall be established by the Chair with the assistance of appropriate members of management. Each Committee member is free to raise at any Committee meeting subjects that are not on the agenda for that meeting. If the Audit Committee Chair is not present at a meeting, the Committee member most senior in service on the Board shall serve as Chair. One-third of the members of a Committee, but in no event less than two members, shall constitute a quorum. If a quorum is present, the acts of a majority of the Committee members in attendance shall be acts of the Committee. Without a meeting, the Committee may act by unanimous written consent of all members. As part of its job to foster open communication, the Audit Committee should meet periodically with management, the director of the internal auditing department and the independent auditors separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair shall meet separately with the independent auditors, internal auditors or other personnel responsible for the internal audit function and management at least quarterly prior to the issuance of the quarterly financial statements.

Any Board member who is not a member of the Audit Committee may attend meetings of the Audit Committee; provided, however, that any member who is not a member of the Audit Committee may not vote on any matter coming before the Audit Committee for a vote. The Audit Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Audit Committee may meet in executive session as the Audit Committee deems necessary and appropriate.

RESPONSIBILITIES AND DUTIES

The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each registered public accounting firm shall report directly to the Audit Committee. To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1. Review and reassess, at least annually, the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

2. Review with management and the independent auditors the Company’s annual financial statements and Form 10-K prior to the filing of the Form 10-K or prior to the release of earnings, including a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”) and including a discussion of the Company’s disclosures in the Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) section.

3. Review with management and the independent auditors the Form 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent auditors of the matters required to be discussed by SAS No. 61 and including a discussion of the Company’s disclosures in the MD&A section. If the Audit Committee so delegates, the Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

4. Review with management and the independent auditors the effect of regulatory and accounting initiatives that may affect the Company, as well as the effect of any off-balance sheet structures and transactions on the Company’s financial statements.

5. At the discretion of the Chair of the Audit Committee, prior to their issuance, review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss the Company’s policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Independent Auditors

7. Review the performance of the independent auditors and appoint or terminate the independent auditors. The Audit Committee has the sole authority and responsibility to select, evaluate, and where appropriate, replace the outside auditors. In addition, the Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as significant non-audit engagements with the independent auditors. The independent auditors are ultimately accountable to the Audit Committee and the entire Board for such auditors’ review of the financial statements and controls of the Company. The Audit Committee shall determine the appropriate compensation of the independent auditors.

8. Approve in advance all auditing services and non-audit services, except where such services are determined to be de minimis under the Exchange Act. The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent directors of the Board of Directors, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated shall be presented to the full Audit Committee at each of its scheduled meetings.

9. Oversee independence of the auditors by:

•

receiving from, and reviewing and discussing with, the auditors, at least annually, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard 1 (“ISB No. 1”);

•

reviewing, and actively discussing with the Board, if necessary, and the auditors, on a periodic basis, any disclosed relationships or services between the auditors and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the auditors;

•	recommending, if necessary, that the Board take appropriate action to satisfy itself of the auditors’ independence; and

•

ensuring that the lead or coordinating audit partner having primary responsibility for the audit, or the audit partner responsible for reviewing the audit does not perform audit services for the Company for five (5) or more consecutive fiscal years.

10. At least annually, obtain and review a report from the independent auditors describing the audit firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company. The Audit Committee shall use such report to evaluate the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner of the independent auditor, and taking into account the opinions of management and the Company’s internal auditors. In addition to the currently required five-year rotation of the lead audit partner, the Audit Committee shall consider whether, in order to assure continuing auditor independence, there should be additional rotations of the lead audit partner, or of the audit firm itself. The Audit Committee shall present its conclusions with respect to the independent auditor to the Company’s full Board.

11. Set clear hiring policies for employees or former employees of the Company’s independent auditors.

Financial Reporting Process

12. In consultation with the independent auditors and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external. The Audit Committee shall report regularly to and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function.

13. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

14. Establish regular systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

15. Regularly review with the independent auditors any audit problems or difficulties among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements and management’s response thereto.

16. Ensure and oversee timely reports from the independent auditors to the Audit Committee of (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (iii) other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences; (iv) the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies or material weaknesses in internal controls.

17. The Audit Committee shall meet separately, at least quarterly, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors.

Legal Compliance/General

18. Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

19. Report through its Chair to the Board regularly.

20. Maintain minutes or other records of meetings and activities of the Audit Committee.

21. Review and approve, prior to the Company’s entry into any such transactions, all transactions between the Company and its executive officers, members of its Board, beneficial holders of more than 5% of the Company’s securities, immediate family members of any of the foregoing persons, and any other parties whom the Board determines may be considered to be related parties.

22. When deemed necessary by the members of the Audit Committee, retain independent outside legal, accounting or other advisors or consultants to advise and assist the Audit Committee in carrying out its duties, without needing to seek approval for the retention of such advisors or consultants from the Board. The Audit Committee shall determine the appropriate compensation for any advisers retained by the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

23. The Audit Committee directly and/or through the Ethics Committee also shall oversee compliance with the Company’s policies and Code of Conduct and Ethics and shall:

•

Confirm that the Company’s policies and Code of conduct and Ethics are formalized in writing and that procedures are in place to communicate such policies and codes to appropriate management, supervisory and other key employees.

•

Periodically review the Company’s policies and Code of Conduct and Ethics, with particular focus on related party transactions and conflicts of interest involving, directly or indirectly, any director or executive officer, and consider whether any changes are needed.

•	Review the program for monitoring compliance with the Company’s policies Code of Conduct and Ethics and periodically obtain updates from management regarding compliance.

•

Be responsible for evaluating, making decisions whether to approve, and monitoring on an ongoing basis any related party transactions covered by the Company’s policies and Code of Conduct and Ethics and for making decisions whether to grant any waivers of or approve any other deviations from the Company’s policies and Code of Conduct and Ethics governing related party transactions and conflicts of interest, in each case if any director, executive officer or any entity for or in which any such person serves as a director or executive officer or has any other significant interest is involved, and also for documenting and monitoring any such approval or waiver.

24. The Audit Committee shall establish procedures, as set forth in the attachment hereto, for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25. Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

26. The Audit Committee shall be subject to an annual performance evaluation to determine its compliance with this Charter, its performance hereunder and the carrying out of its duties.

Internal Audit

27. Review the activity and effectiveness of the Internal Audit Group including the scope of the internal audit plan for the current year and the results of audits performed.

28. Review the qualifications of the internal audit staff and concur in the appointment, replacement, reassignment, or dismissal of the senior internal audit executive who shall report to the Chief Financial Officer and have free and open access to the Audit Committee.

29. Meet in private session with the senior internal audit executive at such times as is deemed appropriate by the Audit Committee but in no event less than annually.

COMPENSATION AND SECURITY OWNERSHIP

30. Audit Committee members shall be compensated by the Company solely in the form of directors’ fees which may include the grant of stock awards and/or options.

Audit Committee members may, however, receive greater fees than those received for Board service by other Board members, in light of their heightened responsibilities to the Company.

The Audit Committee’s responsibility is oversight. Management of the Company has the responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles, and internal controls. The independent auditors are responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements and other procedures and otherwise performing such work as may be required by law. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditors) from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management of the independent auditors as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent auditors to the Committee.

DISCLOSURE OF CHARTER

This Charter will be made available on the Company’s website at www.airtran.com.

Amended as of October 24, 2006

Exhibit to Audit Committee Charter

Complaints Regarding Accounting and Auditing Matters.

The Committee has established a system for receiving complaints about financial matters, including: the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The system is independent of Company information reporting systems.

Following is the information on submitting complaints directly to the Committee:

Any employee or third party may contact the Committee on an anonymous basis through the Company’s toll free secure telephone number, or through a secure internet site at the email address set forth in the Company’s Corporate Code of Conduct and Ethics (which is posted on the Company’s website) or by mailing a memo to the Chair of the Company’s Ethics Committee who is also a member of the Audit Committee.

Each complaint will be reviewed with the Committee. If necessary, the Committee will convene a special meeting to address complaints deemed to be urgent. In general, serious allegations relating to one of the Company’s executive officers will be addressed by the Committee immediately. The Committee Chair will review the status of all complaints at least quarterly.

Topics that may be submitted through the Committee’s complaint systems include, but are not limited to:

•	Allegations of fraud or deliberate error in the preparation of the Company’s financial statements;

•	Allegations of fraud or deliberate error in maintaining the Company’s financial records;

•	Deficiencies in internal control, or violations of internal control policies;

•	False statements by a senior officer or accountant regarding matters included in financial reports or records;

•	False statements made to independent auditors; and

•	Other information that can have a material impact on the fairness of the Company’s financial statements.

With regard to complaints received from employees, it’s against the law for the Company to penalize the employee in any way based upon lawful actions of the employee with respect to good faith reporting of a complaint. The Committee will take steps to ensure that the employee rights in this regard are respected.

APPENDIX B

AIRTRAN HOLDINGS, INC.

COMPENSATION COMMITTEE CHARTER

(Revised as of October 25, 2006)

I. PURPOSE

The Compensation Committee (the “Committee”), appointed by and acting on behalf of the Board of Directors (the “Board”), shall be responsible for formulating, evaluating and approving compensation of the Company’s directors, executive officers and key employees, overseeing all compensation programs involving the use of the Company’s stock, and producing an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders, in accordance with applicable rules and regulations.

II. COMPOSITION

The Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Committee members shall qualify as independent directors under the listing standards of the New York Stock Exchange, as “non-employee” directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws.

Committee members shall be elected by the Board on the recommendation of the Nominating and Governance Committee. The members shall serve until their resignation, retirement, removal by the Board or until their successors shall be appointed and qualified. No member of the Committee shall be removed except by a majority vote of the Independent Directors then in office. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Chair of the Compensation Committee will be rotated at three year intervals, unless the Board believes that there are compelling reasons at a given point in time to maintain an individual Director’s chairmanship for a longer time. When feasible, the immediate past Chair will continue serving as a member of the Committee for at least one year to ensure an orderly transition.

III. MEETINGS

The Committee shall meet in person or telephonically at least twice a year and at such other times as it deems necessary to carry out its responsibilities. The Chair of the Committee and/or the Board may call such meetings. The agenda for each Committee meeting shall be established by the Chair with the assistance of appropriate members of management. Each Committee member is free to raise at any Committee meeting subjects that are not on the agenda for that meeting. If the Committee Chair is not present at a meeting, the Committee member most senior in service on the Board shall serve as Chair. One-third of the members of a Committee, but in no event less than two members, shall constitute a quorum. If a quorum is present, the acts of a majority of the Committee members in attendance shall be acts of the Committee. Without a meeting, the Committee may act by unanimous written consent of all members.

Any Board member who is not a member of the Compensation Committee may attend meetings of the Committee; provided, however, that any member who is not a member of the Committee may not vote on any matter coming before the Committee for a vote. The Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may meet in executive session as the Committee deems necessary and appropriate.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

1. Establish a compensation policy for executives designed to (i) enhance the profitability of the Company, increase stockholder value and lead the Company’s employees in a responsible and effective manner, (ii) reward executive officers for their contribution to the Company’s growth and profitability, (iii) recognize individual initiative, leadership, achievement, and other contributions and (iv) provide competitive compensation that will attract and retain qualified executives.

2. Subject to variation where appropriate, the compensation policy for executive officers and other key employees shall include (i) base salary, which shall be set on an annual or other periodic basis, (ii) annual or other time or project based incentive compensation, which shall be awarded for the achievement of predetermined financial, project, research or other designated objectives of the Company as a whole and of the executive officers and key employees individually and (iii) long-term incentive compensation in the forms of equity participation and other awards with the goal of aligning, where appropriate, the long-term interests of executive officers and other key employees with those of the Company’s stockholders and otherwise encouraging the achievement of superior results over an extended time period.

3. Review competitive practices and trends to determine the adequacy of the executive compensation program.

4. Review and consider participation and eligibility in the various components of the total executive compensation package.

5. Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation levels based on this evaluation.

6. Annually review and make recommendations to the Board with respect to compensation of directors, executive officers of the Company other than the CEO and key employees.

7. Approve employment contracts, change in control provisions and other agreements.

8. Approve and administer cash incentives and similar such compensation plans for executives (including any modification to such plans) and oversight of performance objectives and funding for executive incentive plans.

9. Review matters relating to management succession, including, but not limited to, compensation.

10. Approve and oversee compensation programs involving the use of the Company’s stock. The Committee shall establish and monitor the stock ownership policy with regard to the officers and directors of the Company and monitor compliance with this policy.

11. If appropriate, hire experts in the field of executive compensation to assist the Committee with its evaluation of director, CEO or senior executive compensation. The Committee shall have the sole authority to retain and to terminate such experts, and to approve the experts’ fees and other retention terms. The Committee shall also have the authority to obtain advice and assistance from internal legal, accounting or other advisors.

12. Prepare annual reports for the Company’s proxy statement summarizing top executives’ compensation levels and explaining the relationship between executive compensation and the Company’s performance, as required by the SEC.

13. Periodically review executive supplementary benefits and, as appropriate, the Company’s benefit, and special compensation programs involving significant cost.

14. Form and delegate authority to subcommittees when appropriate.

15. Make regular reports to the Board.

16. Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

17. Annually evaluate its own performance.

18. Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.

V. DISCLOSURE OF CHARTER

This Charter will be made available on the Company’s website at www.airtran.com.

Amended as of October 24, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

AIRTRAN HOLDINGS, INC.

May 23, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR - TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR -	COMPANY NUMBER
ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date, (May 22, 2007).

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	To elect three (3) Class III directors to the Board of Directors to serve for a three year term and until their successors are elected and qualified.			2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O J. Veronica Biggins O Robert L. Fornaro O Alexis P. Michas
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE MATTERS ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P R O X Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Joseph B. Leonard and Richard P. Magurno and either of them, with power of substitution to each, the proxies of the undersigned to vote the common stock of the undersigned at the annual meeting of shareholders of AIRTRAN HOLDINGS, INC. to be held on May 23, 2007, at 11:00 a.m. at The Williamsburg Inn, 136 East Francis Street, Williamsburg, Virginia 23185 and any adjournments or postponements thereof:

(To be signed, dated and voted on reverse side.)